Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

PURCHASE AND SALE AGREEMENT

BY AND AMONG

VERITAS TM RESOURCES, LLC,

VERITAS PERMIAN RESOURCES, LLC

VERITAS LONE STAR RESOURCES, LLC, AND

VERITAS MOC RESOURCES, LLC,

AS SELLERS

AND

NORTHERN OIL AND GAS, INC., AS PURCHASER

NOVEMBER 16, 2021

i

EXHIBITS

Exhibit A	Leases
Exhibit B-1	Wells
Exhibit B-2	DSUs
Exhibit C	Form of Conveyance
Exhibit D	Formations
Exhibit E	Form of Warrant
Exhibit F	Form of Registration Rights Agreement

SCHEDULES

Schedule NRA	Net Remaining Acquisition Costs and Spud Fees
Schedule DT	Beneficial Interest Assets
Schedule 1.2	Contested Liens
Schedule 2.2(e)	Contracts
Schedule 2.2(f)	Surface Contracts
Schedule 2.2(g)	Surface Fee
Schedule 3.2(e)	Prepaid Costs and Deposits
Schedule 3.3	Allocated Values
Schedule 3.4	Wellbore Only AFE Wells
Schedule 6.4	No Conflicts
Schedule 6.6	Litigation
Schedule 6.7	Tax Disclosures
Schedule 6.8	Compliance with Laws
Schedule 6.10	Payments for Hydrocarbon Production
Schedule 6.11	Environmental Matters
Schedule 6.12	Preference Rights and Transfer Requirements
Schedule 6.13(a)	Payout Balance and Reversionary Interest
Schedule 6.13(b)	Carried Interests
Schedule 6.14(a)	Outstanding Capital Commitments
Schedule 6.14(b)	AFE Wells
Schedule 6.19	Non-Consent Operations
Schedule 6.20	Suspense Funds
Schedule 6.22	Bonds and Credit Support
Schedule 6.24	No Transfer
Schedule 7.11	Capitalization
Schedule 8.6(c)	Preference Rights and Transfer Restriction Assets
Schedule 10.4(c)	Sellers’ Account Information

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 16, 2021 (the “Execution Date”), is made and entered into by and between Veritas TM Resources, LLC, a Delaware limited liability company (“Veritas TM”), Veritas Permian Resources, LLC, a Delaware limited liability company (“Veritas Permian”), Veritas Lone Star Resources, LLC, a Delaware limited liability company (“Veritas Lone Star”), and Veritas MOC Resources, LLC, a Delaware limited liability company (“Veritas MOC”, and, together with Veritas TM, Veritas Permian, and Veritas Lone Star, each individually a “Seller”, and collectively, “Sellers”) and Northern Oil and Gas, Inc., a Delaware corporation (“Purchaser”). Sellers and Purchaser shall be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Sellers own certain interests in the Assets as more fully described in Section 2.2 and the exhibits hereto.

B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Assets of Sellers hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used herein, (i) the following terms shall have the meaning ascribed to them below, and (ii) other terms defined in the other provisions of this Agreement shall have the meaning ascribed to them in such provisions.

“Adjusted Purchase Price” has the meaning set forth in Section 3.1(a).

“AEA” has the meaning set forth in the definition of Environmental Laws.

“AFE” means authority for expenditure.

“AFE Expiration Date” means, with respect to each Specified AFE, the date on which such Specified AFE expires pursuant to the terms of such Specified AFE or the underlying Contract pursuant to which such Specified AFE was delivered.

“AFE Failure Well” has the meaning set forth in Section 3.4(a).

“AFE Failure Well Payment” has the meaning set forth in Section 3.4(a).

“AFE Replacement Well” means a replacement Well for the applicable AFE Failure Well, which AFE for such Well shall contain substantially the same operations as the original AFE for the applicable AFE Failure Well, including substantially the same (i) Working Interest and Net Revenue Interests attributable to Sellers’ interest in such original AFE Well; (ii) Formation; (iii) completed lateral length; (iv) drilling unit; and (v) operator; provided that associated costs and expenses in the AFE for the drilling, completing and equipping of an AFE Replacement Well are not required to be substantially the same as in the AFE for the applicable AFE Failure Well.

“AFE Well Counterparty” means the third party counterparty to a Contract from whom a Seller (or Purchaser as successor in interest to such Seller) has acquired a Specified AFE and is entitled to receive assignment of the wellbore of an AFE Well pursuant to such Contract.

“AFE Wells” means the Wells set forth on Schedule 3.4.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting Securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement. Notwithstanding the foregoing, except with respect to Section 12.5 or Section 13.11, “Affiliates”, when used with respect to a Seller, shall include only those Affiliates that are controlled by Veritas Permian II, LLC.

“Aggregate Indemnity Deductible” has the meaning set forth in Section 12.4(c).

“Agreed Accounting Firm” has the meaning set forth in Section 10.4(b).

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” has the meaning set forth in Section 4.2(a).

“Allocation” has the meaning set forth in Section 3.3(b).

“Applicable Seller Representations” has the meaning set forth in Section 4.1(a).

“Asbestos and Related Liabilities” means any and all Losses, obligations and responsibilities relating to or arising from, directly or indirectly, (i) the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium or lead-based paint at, on or within the Assets, including any contamination resulting therefrom, or (ii) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), including wellbore integrity failures and all mechanical problems, except to the extent such equipment is causing or has caused any environmental pollution, contamination or degradation for which remediation or corrective action is required under Environmental Laws.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Obligations” has the meaning set forth in Section 12.3.

“Barnett Formation” has the meaning set forth in Exhibit D.

“Bone Spring Formation” has the meaning set forth in Exhibit D.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Casualty Loss” has the meaning set forth in Section 4.3(b).

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 12.4(b).

“Closing” has the meaning set forth in Section 10.1(a).

“Closing Date” has the meaning set forth in Section 10.1(b).

“Closing Payment” has the meaning set forth in Section 10.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Veritas Permian II, LLC and Purchaser dated effective February 9, 2021.

“Contracts” has the meaning set forth in Section 2.2(e).

“Conveyance” has the meaning set forth in Section 4.1(b).

“COPAS” has the meaning set forth in Section 2.4(b)(i).

“Cure Outside Date” has the meaning set forth in Section 4.2(d)(i).

“Cure Period” has the meaning set forth in Section 4.2(c).

“Cut-Off Date” has the meaning set forth in Section 2.4(b)(vi).

“Dean Formation” has the meaning set forth in Exhibit D.

“Defensible Title” means that title of Sellers with respect to the Wells and DSUs set forth on Schedule 3.3 that, as of the Title Claim Date and the Closing Date, and subject to the Permitted Encumbrances, is (i) deducible of record, (ii) with respect to the Wells set forth on Schedule DT only, is derived from legally enforceable contractual rights (which right is superior to competing claims of third Persons), or (iii) is such title obtained by forced pooling or non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreement or any similar agreement or order, and:

(a) entitles Sellers to receive a Net Revenue Interest in and to any Wells and DSUs set forth on Schedule 3.3 limited to the applicable Formation (except as otherwise expressly depth-limited within a Formation, as set forth on Schedule 3.3) of such Well or DSU, of not less than the Net Revenue Interest shown on Schedule 3.3 for such Well or DSU, except (i) decreases in connection with those operations in which Sellers may elect after the Execution Date to be a non-consenting co-owner without violating Section 8.5, (ii) for decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) as stated in Schedule 3.3 and (v) decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Execution Date;

(b) obligates Sellers to bear not more than the Working Interest in any Wells or DSUs set forth on Schedule 3.3, limited to the applicable Formation (except as otherwise expressly depth-limited within a Formation, as set forth on Schedule 3.3) of such Well or DSU, not greater than the Working Interest percentage shown in Schedule 3.3 for such Well or DSU, except as stated in Schedule 3.3 and except for (i) increases resulting from contribution requirements arising from and after the Effective Time with respect to non-consenting or defaulting co-owners under applicable operating agreements or pooling orders and (ii) increases that are accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest; and

(c) is free and clear of liens, encumbrances, security interests and pledges, in each case, other than the Permitted Encumbrances.

An undrilled, planned Well location situated on any DSU and described on Schedule 3.3 (excluding, for avoidance of doubt, any AFE Well) shall be deemed a “Well” that has the characteristics described on Schedule 3.3 for purposes of the determination of Defensible Title.

“Delaware Formation” has the meaning set forth on Exhibit D.

“Deposit” has the meaning set forth in Section 3.1(b).

“Disputed Environmental Matters” has the meaning set forth in Section 5.3(b).

“Disputed Title Matters” has the meaning set forth in Section 4.2(j).

“DSU” means a hypothetical drilling, spacing or pooled unit in the Formation (except as otherwise expressly depth-limited within a Formation, as set forth on Schedule 3.3) formed by combining the Leases, Fee Minerals, or Units, or portions thereof, included within the lands described on Schedule 3.3 with respect to each DSU.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Election Criteria” means the operations described in the applicable AFE have a projected internal rate of return of at least 15%, based upon the estimated cost of such operations, reserve analysis by both Sellers and Purchaser of the applicable well and estimated timing for operations and first production from such well.

“Environmental Claim Date” has the meaning set forth in Section 5.3(a).

“Environmental Defect” has the meaning set forth in Section 5.3(a).

“Environmental Defect Amount” has the meaning set forth in Section 5.3(a).

“Environmental Defect Deductible” has the meaning set forth in Section 5.3(c).

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Laws” means, as the same may have been amended, any Law relating to (i) pollution or protection of natural resources or the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials or waste materials, (iii) the regulation of or exposure to Hazardous Materials, (iv) the Remediation of, or other response to Hazardous Materials on, at, or migrating from, any property, or (v) responsibility for, response to, or restoration of damages (including natural resource damages) caused by Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, reasonable attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or Remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 2.2(h).

“Escrow Account” means the account maintained by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

“Escrow Agent” means Computershare Trust Company, National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated as of the date hereof by and among Purchaser, Sellers and Escrow Agent.

“Event” has the meaning set forth in definition of Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Records” has the meaning set forth in Section 2.3(a).

“Excluded Seller Obligations” has the meaning set forth in Section 12.3.

“Execution Date” has the meaning set forth in the preamble.

“Failed Exercise” has the meaning set forth in Section 8.6(c).

“Fee Minerals” has the meaning set forth in Section 2.2(c).

“Final Price” has the meaning set forth in Section 10.4(b).

“Final Settlement Date” has the meaning set forth in Section 10.4(b).

“Financing Source” has the meaning set forth in Section 8.12(a)(vi).

“Financings” has the meaning set forth in Section 8.12.

“Formation” means:

(a) as used with respect to each Well, the currently producing interval or depth for such Well (or if such Well (i) is not currently producing, the last interval or depth from which it produced or (ii) if such Well has not been spudded (or has otherwise never achieved production), the interval, depth or formation described on the applicable AFE related to such Well (or if no interval, depth or formation is described on such AFE, the Bone Spring Formation or Wolfcamp Formation, as applicable, as set forth for such Well on Schedule 3.3)); and

(b) as used with respect to each DSU, the Barnett Formation, Dean Formation, Delaware Formation, Bone Spring Formation, Spraberry Formation, or Wolfcamp Formation, as applicable.

“Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 6 or Article 7, as applicable; provided, that such actual and intentional fraud of Seller shall only be deemed to exist if any of the individuals listed as Sellers’ knowledge parties or Purchaser’s knowledge parties, as applicable, had knowledge of the breach or inaccuracy of any such representation(s) or warranty(ies) when made by Sellers pursuant to Article 6, with the intent of inducing Purchaser or Sellers, as applicable, to enter into this Agreement and upon which Purchaser or Sellers, as applicable, has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

“Fundamental Representations” has the meaning set forth in Section 12.4(a).

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any, and any other material, waste or substance for which liability or standards of conduct may be imposed under, Environmental Laws, (iv) any radioactive material, including any NORM, and any source, special or byproduct material as defined in AEA and any amendments or authorizations thereof, (v) any asbestos-containing materials in any form or condition, (vi) any polychlorinated biphenyls in any form or condition, (vii) any per- or polyfluoroalkyl substances, and (viii) petroleum, Hydrocarbons or any fraction or byproducts thereof.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i) or (ii) above, but, in each case, excluding Transfer Taxes and ad valorem, property, excise, severance, production, sales, use, and other similar Taxes.

“Indemnified Party” has the meaning set forth in Section 12.7(a).

“Indemnifying Party” has the meaning set forth in Section 12.7(a).

“Indemnity Escrow Amount” has the meaning set forth in Section 12.8.

“Independent Expert” has the meaning set forth in Section 5.3(b).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(c).

“Individual Indemnity Threshold” has the meaning set forth in Section 12.4(c).

“Individual Title Defect Threshold” has the meaning set forth in Section 4.2(k).

“knowledge” means (i) when used with respect to each Seller, the actual knowledge of Mark Schumacher (COO and President), Chad Skiles (CFO), Butch Ford (SVP Land), Hollis Sullivan (CEO) and Greg Ralston (VP Land) and (ii) when used with respect to Purchaser, the actual knowledge of Nick O’Grady (CEO), Chad Allen (CFO), and Adam Dirlam (COO).

“Lands” has the meaning set forth in Section 2.2(a).

“Law” or “Laws” means all statutes, laws (including common law), rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, Taxes, penalties, interest obligations, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); provided, however, notwithstanding anything to the contrary in this Agreement, “Loss” shall not include any damages of a Party hereto that are waived pursuant to the terms of Section 13.17.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the violation, liability or condition present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means, when used with respect to any Person, any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (x) foreseeable or known as of the date of this Agreement, or (y) covered by insurance) that has had, or would reasonably be expected to, individually or in the aggregate, result in Losses greater than fifteen percent (15%) of the Purchase Price or have a material adverse effect on the ownership, operation or value of the Assets taken as a whole, as currently owned and operated. Excluded from such Events for purposes of determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, (E) matters that are cured by the Closing at no cost to Purchaser or Sellers, as applicable, (F) Events resulting from compliance by such Person with the terms of this Agreement, (G) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage, destruction or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect) and (H) the downgrade in rating of any indebtedness of such Person (provided that this clause (H) shall not prevent an assertion that any Event that may have contributed to such downgrade constitutes or contributed to a Material Adverse Effect); except, in the case of the foregoing clauses (B) and (C), to the extent that any such Events have a disproportionate and materially adverse effect on the assets or business of such Person relative to similar assets and businesses within the same industry and geographic area in which such Person operates or such assets are located.

“Material Contract” means, to the extent binding on the Assets or the ownership thereof after Closing:

(a) any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing or similar Contract that is not terminable by Sellers without penalty on sixty (60) days’ or less notice;

(b) any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by Sellers of more than One Hundred Thousand Dollars ($100,000) net to Sellers’ interest during the current or any subsequent fiscal year or more than Five Hundred Thousand Dollars ($500,000) in the aggregate net to Sellers’ interest over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c) any Contract that is an indenture, mortgage, deed of trust, loan, credit agreement, sale-leaseback, guaranty of any obligation of indebtedness, bond, letter of credit, security interest, hedging, or similar financial Contract, in each case, that will be binding on the Assets after Closing;

(d) any Contract that constitutes a partnership agreement (including tax partnerships), joint venture agreement, area of mutual interest agreement, non-compete agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement or similar Contract, or any Contract containing an obligatory drilling commitment, in each case where any material obligation (excluding any ongoing confidentiality, indemnity or remediation obligation) has not been completed prior to the Effective Time;

(e) any Contract that (i) provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets, (ii) contains “take or pay” provisions, or (iii) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations;

(f) any Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(g) any Contract between a Seller and any Affiliate of Sellers; and

(h) any Contract that is (or the primary purpose of which is) a remediation agreement or indemnification agreement (but excluding any Contract that contains non-material remediation or indemnification provisions in the ordinary course of business that are ancillary to the principal purpose of such Contract).

“Material Transfer Requirement” means any Transfer Requirement (including the Transfer Requirements identified as “Material Transfer Requirements” on Schedule 6.12) that (i) provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination (or the right of termination) or other material impairment of the holder’s rights in relation to such Asset, (ii) triggers the payment of specified liquidated damages, (iii) unless the Transfer Requirement cannot be unreasonably withheld, conditioned or delayed (or words of similar effect), causes such transfer to be void (or voidable), or (iv) is denied in writing.

“Net Remaining Acquisition Costs and Spud Fees” means those costs and expenses described on Schedule NRA.

“Net Revenue Interest” an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from or allocated to any Wells and DSUs after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons.

“Non-Recourse Person” has the meaning set forth in Section 13.11(b).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 12.7(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Encumbrances” means any or all of the following (so long as Sellers’ revenues or interest with respect to an Asset are not currently being held in suspense related to any such matters):

(a) Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not (i) reduce Sellers’ Net Revenue Interest with respect to any Well or DSU set forth in Schedule 3.3 below that shown in Schedule 3.3, or (ii) increase Sellers’ Working Interest with respect to any Well or DSU set forth in Schedule 3.3 above that shown in Schedule 3.3 without at least a proportionate increase in the Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Assets (as currently used or operated by Sellers);

(b) All Leases, all Contracts and all Surface Contracts, to the extent that they do not, in the aggregate, (i) reduce Sellers’ Net Revenue Interest with respect to any Well or DSU set forth in Schedule 3.3 below that shown in Schedule 3.3, (ii) increase Sellers’ Working Interest with respect to any Well or DSU set forth in Schedule 3.3 above that shown in Schedule 3.3 without at least a proportionate increase in the Net Revenue Interest or (iii) with respect to Contracts and Surface Contracts only, materially impair or interfere with the operation or use of the Assets (as currently used or operated by Sellers);

(c) Preference Rights; provided, that such Preference Rights are subject in all respects to Section 8.6 of this Agreement;

(d) Transfer Requirements; provided, that such Transfer Requirements are subject in all respects to Section 8.6 of this Agreement;

(e) Liens for Taxes not yet delinquent or, if delinquent, being contested in good faith by appropriate actions (all such Taxes being contested in good faith are set forth on Schedule 6.7);

(f) Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred in the ordinary course of business incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other Hydrocarbons therefrom or therein and that will be paid by Sellers in the ordinary course of business or, if delinquent, that are being contested in good faith (all such liens or charges being contested in good faith are set forth on Schedule 1.2), (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other Hydrocarbons therefrom, that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid by Sellers in the ordinary course of business or, if delinquent, that are being contested in good faith (all such liens or charges being contested in good faith are set forth on Schedule 1.2), and (iii) mortgages or other security interests encumbering the oil, gas and mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee or holder of the security interest thereunder and in such case such mortgage or security interest is not subordinated to the Lease applicable to such Asset;

(g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are customarily obtained following the sale or conveyance;

(h) Rights of notice or reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest, in each case, unless triggered prior to the Execution Date;

(i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not, in the aggregate, (x) reduce Sellers’ Net Revenue Interest with respect to any Well or DSU set forth in Schedule 3.3 below that shown in Schedule 3.3, (y) increase Sellers’ Working Interest with respect to any Well or DSU set forth in Schedule 3.3 above that shown in Schedule 3.3 without at least a proportionate increase in the Net Revenue Interest, or (z) materially impair or interfere with the operation or use of the Assets (as currently used or operated by Sellers);

(j) Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 2.2(e);

(k) Other than condemnation or eminent domain, all rights reserved to or vested in any Governmental Body (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially impair the use of such Asset for the purposes for which it is currently used, owned and operated, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Body, with respect to any franchise, grant, license or permit;

(l) Any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations that are not delinquent or, if delinquent, being contested in good faith by appropriate actions (all such liens or charges being contested in good faith are set forth on Schedule 1.2);

(m) Liens granted under applicable joint operating agreements and other similar agreements or by operation of Law in respect of obligations that are not yet due;

(n) Defects arising from any change in applicable Laws after the Execution Date;

(o) Zoning and planning ordinances and municipal regulations;

(p) Any encumbrance or lien affecting the Assets that is discharged at or prior to Closing;

(q) Defects based on or arising out of the allocation of production of Hydrocarbons or the failure of Sellers to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well or DSU that crosses more than one Lease or tract, to the extent (i) such failure does not result in the termination of any Lease or otherwise result in a liability (including liability for trespass) and (ii) (A) such Well or DSU has been permitted by the applicable Governmental Body or (B) the allocation of Hydrocarbons produced from or allocated to such Well or DSU among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

(r) Any lien, obligation, burden, or defect that affects only which Person (other than Sellers of any of their Affiliates) has the right to receive payments with respect to royalties with respect to any Property (rather than the amount of such royalties on the applicable Property) and that does not affect the validity of the Sellers’ interest in such underlying Property;

(s) Such Title Defects as Purchaser may have waived pursuant to the express terms of this Agreement;

(t) Imbalances associated with the Assets;

(u) Limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of mineral or leasehold cotenants, surface or subsurface owners, owners of depths that are not included in the Formation, or operators in a common property (including the rights of coal, timber and utility owners, licensees or lessees) to the extent arising at Law, in each case, to the extent such limitations do not materially interfere with the operation or use of the Assets (as currently used or operated by Sellers);

(v) Maintenance of uniform interest provisions (i) contained in any Contract to the extent (A) compliance with such provisions has been waived in writing by the parties to such Contract, or (B) Purchaser is able to confirm (through review of the Records and communications with, and cooperation from, Seller) that such maintenance of uniform interest provisions have been previously violated without the transferring party obtaining waivers, or without a non-transferring party under such Contract having filed a lawsuit or having asserted a claim for breach of such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;

(w) Any matters set forth on Schedule 6.6 as of the Execution Date; and

(x) Any liens, charges, encumbrances, defects or irregularities in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar Contracts or Surface Contracts, or otherwise in the ordinary course of business) that are of a nature customarily accepted by prudent purchasers of oil and gas properties similarly situated to the Assets or of a type that would customarily or predominantly be considered advisory comments or general or formal requirements in an attorney’s title opinion for the relevant jurisdiction, and in each case which do not, in the aggregate, (i) reduce Sellers’ Net Revenue Interest with respect to any Well or DSU set forth in Schedule 3.3 below that shown in Schedule 3.3, or (ii) increase Sellers’ Working Interest with respect to any Well or DSU set forth in Schedule 3.3 above that shown in Schedule 3.3 without at least a proportionate increase in the Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Assets (as currently used or operated by Sellers).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase I” or “Phase I Assessment” has the meaning set forth in Section 5.1.

“Phase II” or “Phase II Assessment” has the meaning set forth in Section 5.1.

“Plugging and Abandonment Liabilities” means all obligations and liabilities to plug, abandon or decommission wells, facilities, platforms and pipelines, and to dismantle structures, and to conduct associated restoration or remediation of the Assets in accordance with applicable agreements, Leases or Laws, including obligations to plug or re-plug any and all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Lease or Unit (or Lands) or that were once located on lands or depths previously covered by any Lease, Unit or Land, remove and dispose of all structures, equipment and facilities located on or allocable to the Leases, Wells or Lands or that were previously located on or allocable to Leases, Wells or Lands, and restore the surface or subsurface of any of the foregoing.

“Pre-Effective Time Tax Return” has the meaning set forth in Section 8.7(a).

“Preference Property” has the meaning set forth in Section 8.6(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment or other transfer of any Asset or any interest therein or portion thereof in connection with the transactions contemplated by this Agreement.

“Proceeding” or “Proceedings” has the meaning set forth in Section 6.6.

“Properties” has the meaning set forth in Section 2.2(d).

“Property Costs” has the meaning set forth in Section 2.4(b)(ii).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Common Stock” has the meaning set forth in Section 3.1(c).

“Purchaser Indemnified Persons” has the meaning set forth in Section 12.5.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Recognized Environmental Conditions” has the meaning set forth in Section 5.1.

“Records” has the meaning set forth in Section 2.2(j).

“Registration Rights Agreement” means a Registration Rights Agreement among Purchaser and Sellers in the form of Exhibit F.

“Remediate” means any remedial, removal, restoration, response, cleanup, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws or by a Governmental Body to address a violation of or non-compliance with any Environmental Law or a release of or contamination by Hazardous Materials, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions, including caps, dikes, encapsulation or leachate collection systems, when any of the foregoing non-permanent remedies are consistent with the continued safe and prudent long-term operation of the Assets. The terms “Remediation,” “Remedial,” and other derivatives of “Remediate” shall have a correlative meaning.

“Requisite Financial Statement Information” has the meaning set forth in Section 8.11(a).

“Retained Asset” has the meaning set forth in Section 8.6(c).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 7.10.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the preamble hereto.

“Seller Indemnified Person” has the meaning set forth in Section 12.6.

“Seller Taxes” means (i) Asset Taxes allocable to Sellers pursuant to Sections 2.4(b)(iii) and (iv) (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (a) the adjustments to the Purchase Price made pursuant to Section 3.2, Section 10.4(a) or Section 10.4(b), as applicable, and (b) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 2.4(b)(v)), (ii) Income Taxes of Sellers or any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) Taxes attributable to the Excluded Assets or that are attributable to any asset or business of Sellers that is not part of the Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion of any Straddle Period) ending prior to the Effective Time.

“Specified AFE” means, with respect to each AFE Well or AFE Replacement Well, the initial AFE for the drilling, completing or equipping of such AFE Well or AFE Replacement Well.

“Spraberry Formation” has the meaning set forth on Exhibit D.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Surface Contracts” has the meaning set forth in Section 2.2(f).

“Suspense Funds” has the meaning set forth in Section 3.2(k).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) all federal, state, local, and foreign taxes, levies, fees, imposts, duties, assessments, and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, environmental, goods and services, registration, capital, transfer, or withholding taxes, including any interest, penalties or additional amounts which may be imposed with respect thereto and (b) any successor or transferee liability or any liability that arises by contract, by operation of Law, by reason of being a member of a consolidated, combined, unitary or similar group, in each case, in respect of any items described in clause (a) above.

“Termination Date” has the meaning set forth in Section 11.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 12.7(a).

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers in any Well or DSU set forth on Schedule 3.3 (limited to the applicable Formation (except as otherwise expressly depth-limited within a Formation, as set forth on Schedule 3.3) of such Well or DSU), without causing a greater than proportionate increase in Sellers’ Working Interest above that shown in Schedule 3.3 for the applicable Well or DSU, except increases in connection with those operations in which Sellers may elect after the Execution Date to participate in an operation with respect to the interest of a non-consenting co-owner.

“Title Benefit Amount” has the meaning set forth in Section 4.2(i).

“Title Benefit Notice” has the meaning set forth in Section 4.2(b).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

“Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter that causes Sellers not to have Defensible Title in and to the Wells and DSUs set forth on Schedule 3.3. Notwithstanding the foregoing, the following shall not be considered Title Defects (so long as Sellers’ revenues or interest with respect to an Asset are not currently being held in suspense related to any such matters):

(a) defects arising out of lack of corporate or similar entity authorization that are customarily accepted by prudent buyers of oil and gas properties in the state in which the applicable Assets are located;

(b) defects based on a gap in Sellers’ chain of title in the federal, state or county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings unless Purchaser provides affirmative evidence that such failure has resulted in, or is reasonably expected to result in, another Person’s superior claim of title to the relevant Asset;

(d) defects that have been cured by applicable Laws of limitation or prescription;

(e) immaterial defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for seven (7) years or more unless Purchaser provides affirmative evidence that such failure has resulted in, or is reasonably expected to result in, another Person’s superior claim of title to the relevant Asset;

(f) defects arising from prior oil and gas leases that are customarily accepted by prudent buyers of oil and gas properties in the state in which the applicable Assets are located relating to lands covered by any Leases that are not released of record and that have expired on the face of the terms of such instrument, unless Purchaser provides affirmative evidence that such failure has resulted in, or is reasonably expected to result in, another Person’s superior claim of title to the relevant Asset;

(g) defects based solely on lack of information in Sellers’ files;

(h) defects arising out of lack of survey, unless a survey is expressly required by Law; and

(i) solely with respect to the Wells, defects arising from Leases failing to have pooling provisions (except insofar as such provisions have been breached and such breach adversely affects Seller’s entitlement to the proceeds of production allocable to a Lease).

“Title Defect Amount” has the meaning set forth in Section 4.2(d).

“Title Defect Deductible” has the meaning set forth in Section 4.2(k).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Title Expert” has the meaning set forth in Section 4.2(j).

“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Escrow Agreement, (d) the Confidentiality Agreement (e) the Warrants and (f) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties hereto (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Requirement” means any consent, approval, or authorization of any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of Leases or interests therein or Surface Contracts or interests therein, in each case, if (a) they are not required prior to the assignment of such Leases, Surface Contracts or interests or (b) they are customarily obtained by reasonably prudent purchasers subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” has the meaning set forth in Section 2.2(d).

“Warrants” has the meaning set forth in Section 3.1(c).

“Wells” has the meaning set forth in Section 2.2(b).

“Wolfcamp Formation” has the meaning set forth in Exhibit D.

“Working Interest” means, with respect to any Well or DSU set forth on Schedule 3.3, the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or DSU, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, or other burdens upon, measured by or payable out of production (but excluding Taxes).

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer and convey their interests in the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the interests of Sellers in the Assets and to assume the Assumed Obligations.

Section 2.2 Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the right, title, interest and estate of Sellers in and to the following, but excluding, in each case, the Excluded Assets:

(a) All of the oil and gas leases, subleases and other leaseholds located in Glasscock, Howard, Loving, Reagan, Reeves, Upton, Ward and Winkler Counties, Texas, and Eddy and Lea Counties, New Mexico, including those described on Exhibit A, and all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that Sellers have in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”), and all other interests in fee, carried interests, reversionary interests, net profits interests, royalty interests, overriding royalty interests, forced pooled interests, farmout rights, options and other properties and interests, in each case, attributable to the Leases or Lands;

(b) All oil and gas, water, observation, injection, disposal and CO2 wells located on the Lands, whether producing, non-producing, completed, non-completed, shut-in, or temporarily or permanently abandoned, including the interests in the wells shown on Exhibit B-1 attached hereto (collectively, the “Wells”);

(c) All fee mineral and royalty interests relating to or located on or under the Leases or Lands (the “Fee Minerals”);

(d) All leasehold interests of Sellers in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells or DSUs, including those pools or units related to the Lands or Leases and associated with the Wells and DSUs shown on Exhibit B-1 or Exhibit B-2 (the “Units”; the Units, together with the Leases, Lands, and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interests of Sellers in production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells or DSUs located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(e) All contracts, agreements and instruments by which the Properties and other Assets are bound or subject or that relate to or are otherwise applicable to the Properties and other Assets, and that will be binding on Purchaser as a successor-in-interest after the Closing, including all pooling and unitization agreements, production payment agreements, area of mutual interest agreements, surface use agreements, joint development agreements, joint venture agreements, farmin and farmout agreements, acreage contribution agreements, crude oil, condensate, natural gas, or other Hydrocarbon purchase and sale, gathering, transportation, and marketing agreements, operating agreements, balancing agreements, processing agreements, Hydrocarbon balancing agreements, Hydrocarbon storage agreements, facilities or equipment leases, production handling agreements, and other contracts, agreements and instruments to which Sellers are a party (including as a successor-in-interest) or in which Sellers otherwise hold an interest and by which the Assets are bound to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith or therefrom, including those identified on Schedule 2.2(e) (collectively “Contracts”); provided that “Contracts” shall not include (i) the instruments constituting the Leases, the Surface Contracts and other instruments constituting Sellers’ chain of title to the Leases or Surface Contracts (other than contractual covenants in conveyancing instruments), (ii) master service agreements and (iii) contracts to the extent relating to the Excluded Assets;

(f) All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively “Surface Contracts”) appurtenant to, or used or held for use in connection with the Properties and other Assets, whether part of the premises covered by the Leases or Units or otherwise, including those identified on Schedule 2.2(f), but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or the payment of any fee (unless Purchaser agrees in writing to pay such fee);

(g) all surface fee interests owned by Sellers, including those listed on Schedule 2.2(g);

(h) All equipment, materials, supplies, machinery, fixtures and other tangible personal property and improvements located on the Properties and used or held for use for the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including any well pads, well heads, tanks, tank batteries, boilers, buildings, fixtures, casing, tubing, spare parts and inventory, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone lines, roads, evaporation pits, and other appurtenances, improvements, and facilities related thereto (collectively, the “Equipment”);

(i) All Hydrocarbons produced from or attributable to the Leases, Lands, Fee Minerals, Wells and DSUs from and after the Effective Time, together with and subject to Imbalances associated with the Properties;

(j) Originals (if available, and otherwise copies) and copies in digital form (if available) of all files, records, and data directly attributable to the Assets, whether tangible or intangible, whether physically or electronically stored, including copies of all land and lease files, Asset Tax records, accounting and production records (including invoices, work-tickets, material transfers, revenue remittances, check details, journal entries, ledgers, and sub-ledgers), equipment, inventory, division orders, surface damage and other related agreements, and title records (including abstracts of title, title opinions, ownership reports, and title curative documents), engineering records, production and processing records, operation records, technical records, surveys, maps and drawings and other related files (except for any Excluded Records, the “Records”);

(k) To the extent transferable, and subject to payment by Purchaser of all third party transfer and license fees, all seismic data, information, records, gravity maps, gravity meter surveys, seismic surveys, well logs, and other similar geological or geophysical surveys or data covering any portion of the Leases or Lands, including any processed or reprocessed data, in each case only to the extent such data is transferable without the payment of any fee or additional consideration to a third Person;

(l) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time from and after the Effective Time;

(m) All Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time; and

(n) All rights, claims and causes of action (including warranty and similar claims, indemnity claims, and defenses, but excluding insurance claims, except to the extent provided in Section 4.3), of Sellers whether arising before, on or after the Effective Time, but only to the extent such rights, claims and causes of action by their terms cover or offset any of the Assumed Obligations.

Section 2.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a) (i) all corporate, personnel, financial, accounting, Income Tax and legal records of Sellers that relate to the business of Sellers generally (whether or not relating to the Assets) or to Sellers’ business, assets and properties not expressly included as Assets in this Agreement, (ii) all books, records and files that relate to the Excluded Assets, (iii) any records retained by Sellers pursuant to Section 2.2(j) and any seismic surveys or data retained by Sellers pursuant to Section 2.2(k), (iv) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Material Transfer Requirement that is not satisfied pursuant to Section 8.6 (provided that Sellers have used commercially reasonable efforts to obtain waivers of such restrictions, which shall expressly not require the payment of any monies other than any monies that Purchaser has agreed to pay), (v) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (vi) all attorney-client privileged communications and work product of legal counsel of Sellers or their Affiliates (other than title opinions) and all engagements and similar letters and agreements with Sellers’ legal advisors (including internal counsel), (vii) all data of Sellers that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties (provided that Sellers have used commercially reasonable efforts to obtain waivers of such restrictions, which shall expressly not require the payment of any monies other than any monies that Purchaser has agreed to pay), (viii) records, documents and correspondence relating to the marketing, negotiation, and consummation of the sale of the Assets, including communications with the advisors or representatives of Sellers or any Affiliate of Sellers (and all agreements and engagements of Sellers or any Affiliate with investment advisors, underwriters, brokers or consultants in connection with the foregoing), (ix) copies or originals of any other records, including the Records, retained by Sellers pursuant to Section 2.5, (x) Sellers’ interpretations of any geophysical or other seismic and related technical data and information relating to the Assets, including Sellers’ reserve reports, (xi) all emails and electronic correspondence, except to the extent such email constitutes a material Record or material land or title records that only exists in email form, and (xii) Sellers’ reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets (collectively, the “Excluded Records”);

(b) all rights to any refund related to the Excluded Seller Obligations;

(c) Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ business generally;

(d) subject to Section 12.1, all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(e) all rights, titles, claims and interests of Sellers or any Affiliates of Sellers to or under (i) any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 4.3, and (ii) any bond or bond proceeds;

(f) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Sellers or any Affiliate of Sellers or any business of Sellers or of any Affiliate of Sellers;

(g) all Retained Assets not conveyed to Purchaser pursuant to Section 8.6 and any Property excluded pursuant to Section 5.3(d);

(h) all personal property of Sellers or any Affiliates of Sellers that is not expressly included within the definition of “Assets”, including all personal computers and associated peripherals, cell phones and all radio and telephone equipment;

(i) any offices, office leases, and any personal property located in or on such offices or office leases;

(j) subject to Section 12.1, all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (except proceeds from such Hydrocarbons for which the Purchase Price is adjusted under Section 2.4);

(k) all audit rights and claims for reimbursements from third parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) subject to Section 12.2, Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Sellers are, in whole or in part, entitled to receive under Section 2.4;

(l) except to the extent covering or offsetting any Assumed Obligations and subject to Section 12.1 and Section 12.2, Sellers’ right with respect to all claims, defenses and causes of action of Sellers that are attributable to any period of time prior to the Effective Time (including claims for adjustments or refunds) or any of the Excluded Seller Obligations;

(m) the monies held by Sellers for which the Purchase Price was adjusted pursuant to Section 3.2(k);

(n) any hedge contracts or indebtedness for borrowed money of Sellers or their Affiliates;

(o) any refunds, claims for refunds, or rights to receive refunds from any Governmental Body with respect to Seller Taxes (determined by disregarding the parenthetical set forth in clause (i) of the definition of Seller Taxes);

(p) without limitation of Section 12.1, all rights to any refund (whether by payment, rebate, credit, offset or otherwise) of costs or expenses not included in Section 2.3(b), (k) or (o) that were borne by Sellers or Sellers’ predecessors in interest or title attributable to periods prior to, on or after the Effective Time, except for non-Seller Tax refunds and, in each case, except to the extent such amounts arise from or by their terms cover or offset any of the Assumed Obligations or other costs and expenses for which Purchaser is responsible pursuant to this Agreement; and

(q) subject to Section 12.1 and Section 12.2, all rights of Sellers under Contracts and Surface Contracts attributable to periods before the Effective Time, in each case, except to the extent related to the Assumed Obligations.

Section 2.4 Effective Time; Proration of Costs and Revenues.

(a) Except as otherwise specifically set forth in this Agreement, possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred and assumed effective as of 12:01 A.M., local time, where the respective Assets are located, on October 1, 2021 (the “Effective Time”), as described below.

(b) Subject to the provisions hereof, and subject to the occurrence of Closing, except to the extent the Purchase Price is adjusted under Section 3.2 with respect thereto, Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Subject to the provisions hereof and Section 12.1 and Section 12.2, Sellers shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and Sellers shall be responsible for (and entitled to any refunds with respect to) all Property Costs and incurred by Sellers prior to the Effective Time.

(i) As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable. For purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.

(ii) As used in this Agreement, the term “Property Costs” means all operating and production costs and expenses (including costs of insurance, rentals, shut-in payments and royalty payments; and gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Properties) incurred in or attributable to the ownership or operation of the Assets and capital expenditures incurred in or attributable to the ownership or operation of the Assets (to the extent consistent with Sellers’ covenants in Section 8.5) (in each case, other than costs to correct, cure, and remedy any Title Defect that is timely and properly submitted to Sellers as provided under this Agreement); costs of drilling and completing wells; and costs of acquiring Equipment incurred in the ownership or operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged to the Assets under the relevant operating or unit agreement or pooling order, if any, by a third party, and further including Net Remaining Acquisition Costs and Spud Fees; but excluding costs to the extent related to any lease acquisitions (other than Net Remaining Acquisition Costs and Spud Fees), lease renewals and lease extensions and damages attributable to (A) personal injury or death, torts committed by Sellers, breach by Sellers of any contract, or violation by Sellers of any Law, (B) Environmental Liabilities for which Sellers are entitled to a remedy under this Agreement, (C) obligations with respect to Imbalances, (D) obligations to pay royalties or other interest owners revenues or proceeds relating to the Assets, (E) any curative actions with respect to any actual or claimed Title Defect or Environmental Defect or Sellers’ breach of this Agreement, and (F) claims for indemnification or reimbursement from any third party with respect to costs of the types described in the preceding clauses (A) through (E), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the term “Property Costs” shall not include any Asset Taxes.

(iii) Sellers shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(iv) For purposes of determining the allocations described in Section 2.4(b)(iii), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(v) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 10.4(a), or Section 10.4(b), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the determination of the Final Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 2.4(b)(iii), Section 2.4(b)(iv), and Section 2.4(b)(vi).

(vi) Notwithstanding anything in Section 2.4(b)(iii) to the contrary, if Purchaser becomes entitled to any amounts earned from the sale of Hydrocarbons, which amounts are received after the date that is twelve (12) months after Closing (such date, the “Cut-Off Date”) pursuant to Section 12.1, Purchaser shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom regardless of whether such Hydrocarbons were produced prior to, at or after the Effective Time.

(vii) Within 30 days after the end of each calendar month from and after the Closing (including the calendar month in which the Closing occurs) until the Final Settlement Date, Seller and Purchaser shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under this Section 2.4, and (B) all Property Costs for which each Party is responsible under this Section 2.4 but were paid or borne by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Parties as follows: (A) if such netting and true-up results in a net amount payable by Purchaser to Seller, then Purchaser shall pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Purchaser, then Seller shall pay to Purchaser such amount.

Section 2.5 Delivery and Maintenance of Records. Sellers shall deliver the Records to Purchaser within ten (10) Business Days following Closing and, upon request of Purchaser, provide Purchaser with access thereto, during Sellers’ normal business hours, from and after Closing prior to delivery. Purchaser shall be entitled to all original Records (if available), and Sellers shall be entitled to keep copies of all Records; provided, however, that (i) Sellers shall not sell or otherwise allow third parties to review, copy or otherwise use any Records retained by

Sellers except as required by Law, or permitted in connection with a transfer pursuant to Section 13.8, and (ii) Sellers shall retain all original Records relating to Asset Taxes and shall provide Purchaser with copies thereof. Purchaser shall preserve the Records for a period of five (5) years following the Closing and will allow Sellers and their representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Sellers, including in order for Sellers to comply with a Tax or other legally required reporting obligation or Tax or legal dispute. Any such access shall be at the sole cost and expense of Sellers. Unless otherwise consented to in writing by Sellers, for a period of five (5) years following the Closing Date, Purchaser shall not and shall cause its Affiliates, its permitted transferees, designees and assigns hereunder not to destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days’ prior written notice to Sellers and offering to surrender to Sellers such records or such portions thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sellers shall not be obligated to audit emails in order to determine which emails otherwise constitute Records.

Section 2.6 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable under any Transaction Document such amounts as may be required to be deducted or withheld therefrom under any applicable Law; provided, however, that Purchaser will, prior to any deduction or withholding, (a) notify Sellers of any anticipated withholding, (b) consult with the Sellers in good faith to determine whether such deduction and withholding is required under applicable Law, including Tax Law, and (c) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding. To the extent such amounts are so deducted or withheld, and remitted to the applicable Governmental Body in accordance with Law, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price; Deposit.

(a) Consideration. The purchase price for the Assets shall be (i) Four Hundred and Six Million Five Hundred Thousand Dollars ($406,500,000.00) (such amount, the “Cash Consideration”), plus (ii) the value of the Warrants (such aggregate amount, the “Purchase Price”), adjusted as provided in Section 3.2 below (as adjusted, the “Adjusted Purchase Price”).

(b) Deposit. Not later than one (1) Business Day following the Execution Date, Purchaser will deliver a deposit equal to Forty Million Six Hundred and Fifty Thousand Dollars ($40,650,000.00) (together with any accrued interest thereon, the “Deposit”) by wire transfer in immediately available funds, to the Escrow Agent to be held in the Escrow Account. At Closing, the Deposit shall be retained by the Escrow Agent in accordance with Section 12.8 and shall be taken in account in the determination of the Closing Payment to be paid by Purchaser at Closing. Subject to the terms of Section 11.2, the Deposit shall be non-refundable; if for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be disbursed or retained as provided in Section 11.2. In the event Purchaser fails to fund the Deposit and Sellers become entitled to terminate the Agreement under Section 11.1(e), then in lieu of exercising such remedy, Sellers may seek and obtain all Losses from Purchaser available at law or in equity related to Purchaser’s failure to fund the Deposit, including pursuant to Section 13.18.

(c) Warrants. In addition to the Closing Payment, at Closing, Purchaser shall issue to Sellers warrants to purchase 1,939,998 shares of Purchaser common stock, $0.001 par value per share (the “Purchaser Common Stock”), with terms, as set forth in the Form of Warrant attached as Exhibit E (the “Warrants”).

Section 3.2 Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts (other than Asset Taxes, which shall be determined in accordance with Sections 2.4(b)(iii) – (vi)) being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the Adjusted Purchase Price:

(a) Reduced by the aggregate amount of the following proceeds received by Sellers after (and including) the Effective Time: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production; gathering, processing and transportation costs) produced from or attributable to the Properties after (and including) the Effective Time, and (ii) other proceeds earned with respect to the Assets after (and including) the Effective Time;

(b) Increased by the aggregate amount of the following proceeds received by Purchaser: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and gathering, processing and transportation costs) produced from or attributable to the Properties during the period prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets attributable to the period prior to the Effective Time;

(c) Reduced by the aggregate amount, if any, provided in Section 8.6 with respect to Preference Rights and Material Transfer Requirements;

(d) Reduced in accordance with Section 4.2(d), and Section 5.3(b);

(e) Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets which are incurred or attributable to periods after the Effective Time and paid by Sellers or any of their Affiliates (irrespective of whether paid before or after the Effective Time), including pre-paid costs and deposits only to the extent set forth on Schedule 3.2(e), except, in each case for any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(a);

(f) Reduced for any Properties excluded from the Assets pursuant to Section 5.3(d);

(g) Adjusted for Asset Taxes as follows:

(i) increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 2.4(b)(iii) (taking into account Section 2.4(b)(vi)) but paid or otherwise economically borne by Sellers; and

(ii) decreased by the amount of all Asset Taxes allocated to Sellers in accordance with Section 2.4(b)(iii) (taking into account Section 2.4(b)(vi)) but paid or otherwise economically borne by Purchaser;

(h) Increased by the amount of any Imbalances resulting from net underproduction by Sellers multiplied by the NYMEX Henry Hub natural gas front month index price on the first day of the month in which the Effective Time occurs, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Sellers as of the Effective Time;

(i) Reduced by the amount of any Imbalances resulting from net overproduction by Sellers multiplied by the NYMEX Henry Hub natural gas front month index price on the first day of the month in which the Effective Time occurs, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due from Sellers as of the Effective Time;

(j) Reduced by the amount of any Property Costs attributable to the ownership and operation of the Assets and incurred prior to the Effective Time that are paid by Purchaser, except, in each case any Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(b);

(k) Reduced by an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held by Sellers or their Affiliates in suspense as of the Closing Date (the “Suspense Funds”); and

(l) Increased or reduced as specifically provided for elsewhere in this Agreement or as mutually agreed upon in writing prior to Closing by Sellers and Purchaser.

Notwithstanding anything to the contrary in this Agreement, in determining the Closing Payment and Final Price, all adjustments to the Purchase Price shall be applied as adjustments to the Cash Consideration.

Section 3.3 Allocated Values; Allocation of Purchase Price.

(a) The Allocated Values assigned to the Wells and DSUs are set forth in Schedule 3.3.

(b) Purchaser and Sellers shall use commercially reasonable efforts to agree to an allocation of the Final Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Final Settlement Date (the “Allocation”); provided, however, if the Parties are unable to agree on the Allocation within thirty (30) days after the Final Settlement Date, the Parties shall promptly submit such Allocation dispute to the Agreed Accounting Firm, which shall render its decision on the Allocation dispute in accordance with Section 10.4(b). If Sellers and Purchaser reach an agreement with respect to the Allocation (or, if the Parties are unable to reach an agreement, after the Agreed Accounting Firm has rendered its decision regarding such Allocation dispute), (a) Purchaser and Sellers shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any subsequent adjustment to the Purchase Price pursuant to this Agreement, and (b) Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and none of Sellers or Purchaser shall take any position upon any examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise that is inconsistent with the Allocation, as adjusted, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law); provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Allocation.

Section 3.4 AFE Wells.

(a) Following the Closing, if the applicable operator of an AFE Well has not commenced operations to drill an AFE Well prior to the AFE Expiration Date (subject to any extensions) for such AFE Well (each such AFE Well, an “AFE Failure Well”), then (i) Purchaser may deliver written notice to Sellers identifying the applicable AFE Failure Well, and (ii) within five (5) Business Days after receipt of such notice from Purchaser, Sellers and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Purchaser an amount equal to (A) the Allocated Value of such AFE Failure Well (less any spud fees that have not been paid by Purchaser, whether to Sellers or another Person, and Title Defect Amounts or Environmental Defect Amounts for which an adjustment was provided to Purchaser) plus (B) any other amounts by which the Purchase Price was increased in respect of such AFE Failure Well (such aggregate amount, an “AFE Failure Well Payment”).

(b) If, as of the date that is five (5) Business Days prior to the Cut-Off Date, there exists any AFE Well for which the applicable operator of such AFE Well has not commenced operations to drill such AFE Well, then (i) Purchaser may deliver written notice to Sellers identifying the applicable AFE Well, and (ii) promptly after receipt of such notice from Purchaser, Sellers and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Purchaser an amount equal to (A) the Allocated Value of such AFE Well (less any spud fees that have not been paid by Purchaser, whether to Sellers or another Person, and Title Defect Amounts or Environmental Defect Amounts for which an adjustment was provided to Purchaser) plus (B) any other amounts by which the Purchase Price was increased in respect of such AFE Well (such aggregate amount, an “Remaining AFE Well Payment”). If, after the Cut-Off Date, such AFE Wells described in the preceding sentence are ultimately drilled, completed and equipped and Purchaser owns an interest in such AFE Well pursuant to the original AFE acquired from Sellers, notwithstanding anything to the contrary in Sections 12.1 and Section 12.2, Purchaser shall promptly pay to Sellers an amount equal to the Remaining AFE Well Payment which Purchaser received from the Escrow Agent for such AFE Well.

(c) With respect to any AFE Failure Well for which Purchaser has received an AFE Failure Well Payment, Sellers shall have the right, until the Cut-Off Date, to attempt to negotiate with the AFE Well Counterparty or the applicable operator, in each case, to secure a new AFE for an AFE Replacement Well. If Sellers secure an AFE for an AFE Replacement Well, and receive an assignment of the wellbore interest in and to such AFE Replacement Well prior to the Cut-Off Date, then Sellers shall deliver written notice to Purchaser of the acquisition of such AFE Replacement Well, and, within ten (10) days of receipt after such written notice, Purchaser shall acquire such AFE Replacement Well from Sellers, and shall pay to Sellers an amount equal to the Allocated Value for the original AFE Well which was replaced by the AFE Replacement Well (subject to any adjustments to the Purchase Price in accordance with Section 3.2 for such AFE Replacement Well). Notwithstanding the foregoing, if Sellers secure an AFE for an AFE Replacement Well prior to the Cut-Off Date but the AFE Replacement Well is ultimately drilled, completed and equipped and Purchaser receives an assignment of the wellbore interest after the Cut-Off Date, then notwithstanding anything to the contrary in Sections 12.1 and Section 12.2, Purchaser shall promptly pay to Sellers an amount equal to the AFE Failure Well Payment which was received by Purchaser for the AFE Failure Well which was replaced by the AFE Replacement Well (subject to any adjustments to the Purchase Price in accordance with Section 3.2 for such AFE Replacement Well). Notwithstanding anything to the contrary in this Agreement, Sellers shall bear all costs to secure AFE Replacement Wells, and shall initially be responsible for all cash calls and other Property Costs associated therewith, provided, that such Property Costs (but excluding any acquisition costs) shall be reimbursed by Purchaser to Sellers upon Purchaser’s acquisition of an AFE Replacement Well.

ARTICLE 4

TITLE MATTERS

Section 4.1 Sellers’ Title.

(a) Except for the special warranty of Defensible Title as contemplated by Section 4.1(b) and without limiting Purchaser’s rights with respect to Sellers’ breach of their representations and warranties in Section 6.6, Section 6.9, Section 6.10, Section 6.12, Section 6.16, Section 6.18, Section 6.19, Section 6.20, Section 6.21, Section 6.22, Section 6.23 and Section 6.24 (the “Applicable Seller Representations”), or Purchaser’s remedies in this Agreement with respect to Excluded Seller Obligations, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLERS’ TITLE TO ANY OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 4, ALL OTHER REMEDIES AND RIGHTS RELATED TO TITLE TO THE ASSETS AND TITLE DEFECTS BEING HEREBY WAIVED BY PURCHASER.

(b) The Conveyance shall contain a special warranty of Defensible Title to the Assets by Sellers unto Purchaser against every Person whomsoever lawfully claiming by, through and under Sellers and their Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. The special warranty of Defensible Title shall survive three (3) years from the Closing Date; provided, however, that the foregoing shall not limit Purchaser’s rights against any predecessor owner of the Assets based on any warranty of title given in prior conveyance documents or otherwise to the extent the same are conveyed to Purchaser pursuant to the

Conveyance. Except for the limited special warranty referenced in this Section 4.1(b), no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Assets shall be contained in the assignment and conveyance documents substantially in the form attached hereto as Exhibit C to be delivered by Sellers to Purchaser at Closing (the “Conveyance”).

(c) Notwithstanding anything in this Agreement to the contrary, (i) if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Sellers set forth in Article 6 (other than the Applicable Seller Representations, which shall not be limited under this clause (c), except that Purchaser shall not be entitled to recover Losses under this Agreement arising from a breach of an Applicable Seller Representation to the extent such Losses constitute or arise from a loss of oil or gas reserves or production that is made subject to a Title Defect claim under Article 4), then Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4, and shall be precluded from also asserting such matter as the basis of the breach of any representation or warranty and (ii) the Individual Title Defect Threshold and Title Defect Deductible shall not apply to any claims by Purchaser for Sellers’ breach of special warranty of Defensible Title. If Purchaser provides written notice of a breach of the special warranty of Defensible Title set forth in any Conveyance to Sellers, Sellers shall have a reasonable opportunity to cure such breach (at Sellers’ sole cost and expense) for a period not to exceed one-hundred and twenty (120) days following Sellers’ receipt of such notice. In any event, the recovery on a breach of Sellers’ special warranty of Defensible Title under the Conveyance shall not exceed the Allocated Value of the affected Asset; provided, however, that if the breach of Sellers’ special warranty of Defensible Title is due to the existence of any lien which is undisputed and liquidated in amount, then the recovery for such breach may exceed the Allocated Value of the affected Asset to the extent the amount necessary to be paid to fully discharge such lien exceeds the Allocated Value for such Asset.

Section 4.2 Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Sellers (each a “Title Defect Notice”) on or before January 17, 2022 at 11:59 p.m. Central Time (the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Wells or DSUs affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) to the extent available, supporting documents reasonably necessary for Sellers to identify the existence of and extent of the alleged Title Defect(s) and the amount by which the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), (v) Purchaser’s reasonable, good faith estimate of the amount by which the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based and (vi) the necessary curative action for the alleged Title Defect(s), if known by Purchaser. To give Sellers an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use reasonable efforts to give Sellers, at the end of every week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Purchaser during the preceding week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not affect Purchaser’s right to assert Title Defects at any time prior to or on the Title Claim Date. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE

CONTRARY, SUBJECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE AND PURCHASER’S REMEDIES FOR THE BREACHES OF THE APPLICABLE SELLERS REPRESENTATIONS, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH SELLERS HAS NOT BEEN GIVEN A TITLE DEFECT NOTICE MEETING THE REQUIREMENTS OF THIS SECTION 4.2(a) ON OR BEFORE THE TITLE CLAIM DATE. For purposes hereof, the “Allocated Value” of an Asset means the portion of the unadjusted Purchase Price (and Net Remaining Acquisition Costs and Spud Fees, if applicable) that has been allocated to a particular Well or DSU in Schedule 3.3 as prepared by Purchaser and reviewed for reasonableness by Sellers.

(b) Sellers shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Wells or DSUs affected, (iii) the Allocated Values of the Well or DSU set forth in Schedule 3.3 subject to such Title Benefit, and (iv) the amount by which the Allocated Value of those Wells or DSUs is increased by the Title Benefit, and the computations and information upon which Sellers’ belief is based. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EACH SELLER SHALL BE DEEMED TO HAVE WAIVED ITS RESPECTIVE RIGHT TO ASSERT TITLE BENEFITS OF WHICH PURCHASER HAS NOT BEEN GIVEN A TITLE BENEFIT NOTICE ON OR BEFORE THE TITLE CLAIM DATE.

(c) Sellers shall have the right, but not the obligation, to attempt, at their sole cost and expense, to cure or remove Title Defects at any time prior to Closing (the “Cure Period”), of which Sellers have been advised in writing by Purchaser.

(d) In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, subject to the Individual Title Defect Threshold and Title Defect Deductible, and without limitation of Sellers’ rights pursuant to Section 4.2(d)(i) or Section 4.2(d)(iii), the Purchase Price shall be reduced at Closing by an amount (“Title Defect Amount”) agreed upon by Purchaser and Sellers as being the value of such Title Defect using the methodology, terms and conditions of Section 4.2(g); provided, however, that, notwithstanding the foregoing, no reduction shall be made to the Purchase Price at Closing with respect to any Title Defects which (A) Sellers elect to cure following Closing pursuant to Section 4.2(d)(i) or (B) are Disputed Title Matters.

(i) Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, risk, and expense, to cure or remove, on or before the date that is one-hundred and twenty (120) days after Closing (“Cure Outside Date”) any alleged Title Defect set forth in the Title Defect Notice delivered by Purchaser. To exercise any such cure or removal right with respect to any alleged Title Defect after Closing, Sellers shall provide written notice to Purchaser of its intent to attempt to cure or remove any such alleged Title Defect on or before 11:59 p.m. local time in Houston, Texas on January 24, 2022. At Closing, Sellers shall convey the Property that is subject to such Title Defect to Purchaser at Closing, the Closing Payment shall be reduced by an amount equal to Purchaser’s reasonable, good faith estimate of the Title Defect Amount insofar as set forth in the Title Defect Notice delivered by Purchaser for such Title Defect, and Purchaser shall deposit such Title Defect Amount into the Escrow Account at Closing pending final resolution of such Title Defect.

(ii) In the event that Sellers are unable to cure such Title Defect by the Cure Outside Date, then, within two (2) Business Days following the Cure Outside Date, Purchaser and Sellers shall execute and deliver a joint written instruction to the Escrow Agent to release the amount equal to the Title Defect Amount for such uncured Title Defect to Purchaser. In the event that Sellers are able to cure such Title Defect by the Cure Outside Date, then, within two (2) Business Days following the Cure Outside Date, Purchaser and Sellers shall execute and deliver a joint written instruction to the Escrow Agent to release the amount equal to the Title Defect Amount for such cured Title Defect to Sellers. Should the Parties disagree regarding whether, or to what extent, a Title Defect has been cured by the Cure Outside Date, then the provisions of Section 4.2(j) shall apply and the Title Expert shall be selected within fifteen (15) Business Days of the end of the Cure Outside Date. All other provisions of Section 4.2(j) shall apply as written. The election by Sellers to attempt to cure or remove one or more of such Title Defects shall not affect the rights and obligations of the Parties under Section 4.2(j) with respect to dispute resolution related to any such Title Defect. Sellers’ election to attempt to cure or remove a Title Defect shall not constitute a waiver of any of the rights of Sellers pursuant to this Article 4, including Sellers’ right to dispute the existence, nature, or value of such Title Defect. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, in its sole discretion, to waive or withdraw any Title Defect asserted by Purchaser on or prior to the Closing or termination of this Agreement.

(iii) Notwithstanding any other provision of this Section 4.2(d), in the event that the Title Defect Amount alleged by Purchaser in the Title Defect Notice with respect to a Property equals or exceeds an amount equal to [***] of the Allocated Value of the affected Property, Seller may elect (at its option) prior to Closing that such Property shall be permanently held back from the initial Closing and all delayed Closings, shall be considered an Excluded Asset, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Property, less and except the amount of the spud fee, if applicable.

(e) With respect to each Well and DSU set forth on Schedule 3.3 affected by Title Benefits reported under Section 4.2(b), the aggregate Title Benefit Amounts may be used to offset the aggregate of all Title Defect Amounts, if any (and, for the avoidance of doubt, the Title Benefit Amounts shall in no instance work as an upward adjustment to the Purchase Price).

(f) Section 4.2(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 4.2(a). Section 4.2(e) shall be the exclusive right and remedy of Sellers with respect to Title Benefits asserted by Sellers pursuant to Section 4.2(b).

(g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge the Title Defect from the Title Defect Property;

(iii) if the Title Defect results from Sellers having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Schedule 3.3 and the Working Interest attributable to such Title Defect Property has been proportionately reduced, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Title Defect Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Schedule 3.3;

(iv) if the Title Defect results from any matter not described in subsections (i), (ii), or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of Sellers’ interest in the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Asset, the values placed upon the Title Defect by Purchaser and Sellers, and such other factors as are necessary to make an evaluation and determination of such value; and

(v) notwithstanding anything to the contrary in this Article 4, except with respect to Section 4.2(g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, if a lien affects more than one Title Defect Property, the amount necessary to discharge such lien shall be allocated among the Title Defect Properties so affected (in the ratios of the Allocated Values of such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount and shall be aggregated for purposes of determining whether the Title Defect Amount exceeds the Individual Title Defect Threshold. For the avoidance of doubt, (i) a single Title Defect that affects more than one Title Defect Property (each with an Allocated Value) shall be subject to a single application of the Individual Title Defect Threshold and (ii) if a Title Defect is merely of a similar type or circumstance as another Title Defect, such Title Defects shall not be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Defect Threshold.

(i) The “Title Benefit Amount” for any Title Benefit means, with respect to an affected Well or DSU, the amount by which the value of the affected Well or DSU is enhanced by virtue of (A) Sellers having a greater Net Revenue Interest in such Well or DSU than the Net Revenue Interest specified therefor in Schedule 3.3 without a greater than proportionate increase in Working Interest, or (B) Sellers having a lesser Working Interest in such Well or DSU than the Working Interest specified therefor in Schedule 3.3 without a proportionate decrease in Net Revenue Interest.

(i) If Purchaser and Sellers agree on the Title Benefit Amount, that agreed amount shall be the Title Benefit Amount.

(ii) If the Title Benefit Amount results from Sellers having a greater Net Revenue Interest (without a corresponding increase in Working Interest) in such Well or DSU than the Net Revenue Interest specified therefor in Schedule 3.3, the Title Benefit Amount shall be equal to the product obtained by multiplying the Allocated Value of such Well or DSU by a fraction, the numerator of which is the increase in the Net Revenue Interest (for which there is no corresponding increase in the Working Interest), and the denominator of which is the Net Revenue Interest specified for such Well or DSU in Schedule 3.3.

(iii) In determining the amount of Title Benefit Amounts, the principles and methodology set forth in Section 4.2(g)(iv) shall generally be applied, mutatis mutandis.

(j) Sellers and Purchaser shall attempt in good faith to agree on (x) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (y) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (with any failure to agree on items (x) and (y) becoming, collectively, the “Disputed Title Matters”) prior to Closing or the Cure Outside Date, as applicable. If Sellers and Purchaser are unable to agree by Closing, Sellers will convey the affected Properties to Purchaser at Closing, as applicable, the Closing Payment shall be reduced by an amount equal to the Title Defect Amount as set forth and reasonably asserted in good faith in the Title Defect Notice delivered by Purchaser for such Title Defect, and Purchaser shall deposit such Title Defect Amount into the Escrow Account at Closing, and the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 4.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located and shall not have performed professional services for either Party or any of their respective Affiliates during the previous three (3) years, as selected by mutual agreement of Purchaser and Sellers (or selected by the Houston, Texas office of the American Arbitration Association in the event that Purchaser and Sellers cannot agree) within fifteen (15) Business Days after the end of the Cure Period or the Cure Outside Date, as applicable (the “Title Expert”). The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute (which matters shall be submitted by the Parties to the Title Expert no later than five (5) Business Days after such Title Expert’s selection) and shall be final and binding upon both Parties, without right of appeal absent manifest error. In making his determination, the Title Expert shall be bound by the rules set forth in Section 4.2(g), Section 4.2(h) and Section 4.2(i) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the Parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the Parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute (provided such materials may not assert any new Title Defect not properly asserted in a Title Defect Notice). Additionally, the Title Expert may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers and other experts as necessary. The Title Expert, however, may not award (A) Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Notice or (B) Sellers a greater Title Benefit Amount than the Title Benefit Amount claimed by Sellers in the applicable Title Benefit Notice. The Title Expert shall act as an expert for the limited purpose of determining the specific Disputed Title Matters submitted by either Party and may not award damages, interest or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case. The costs and expenses of the Title Expert shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, including any costs incurred by the Title Expert that are attributable to such third party consultation. For example, if Purchaser claims the Title Defect Amount is $1,000 greater than the amount determined by Sellers, and Sellers contest only $500 of the amount claimed by Purchaser, and if the Title Expert ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Title Expert will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Sellers. Within ten (10) days after the Title Expert delivers written notice to Purchaser and Sellers of his award with respect to a Disputed Title Matter, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent to release the amount awarded by the Title Expert to Purchaser or Sellers, as applicable.

(k) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any uncured Title Defect for which the Title Defect Amount does not exceed Seventy-Five Thousand Dollars ($75,000.00) (with respect to each Well on Schedule 3.3) or Seventy-Five Thousand Dollars ($75,000.00) (with respect to each DSU on Schedule 3.3) (as applicable, the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless the amount of the sum of the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Sellers) (less the aggregate Title Benefit Amounts), exceeds an amount equal to one and three quarters percent (1.75%) of the Purchase Price (the “Title Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made available to Purchaser as expressly provided elsewhere herein, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts exceeds the Title Defect Deductible; provided, for the avoidance of doubt, the Allocated Value of any Title Defect Property excluded from the transaction in accordance with Section 4.2(d)(iii) shall not count in the determination of whether the Title Defect Deductible has been reached.

Section 4.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything in this Agreement to the contrary, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Equipment due to ordinary wear and tear, in each case, with respect to the Assets, and Purchaser shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b) If, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), subject to Purchaser’s right under this Section 4.3(b) and Purchaser’s termination right under Section 11.1(d), this Agreement shall remain in full force and effect, and Purchaser shall nevertheless be required to close the transactions contemplated hereby. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000) net to Sellers’ interest, Sellers must elect by written notice to Purchaser prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) indemnify Purchaser under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to such Casualty Loss. In each case, Sellers shall retain all rights to insurance and other claims against third parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing; provided that, with respect to any Casualty Loss that is less than Five Hundred Thousand Dollars ($500,000) (net to Sellers’ interest) Sellers shall pay to Purchaser all insurance proceeds actually received by Sellers with respect to such Casualty Loss. Sellers shall have no other liability or responsibility to Purchaser with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR FAULT OF SELLERS.

Section 4.4 Limitations on Applicability. The right of Purchaser to assert a Title Defect under this Agreement and Sellers’ right to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Sellers’ rights (i) under Section 4.2 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit properly reported in a Title Benefit Notice on or before the Title Claim Date, (ii) arising under the special warranty of Defensible Title as contemplated by Section 4.1(b) or (iii) arising out of a breach of the Applicable Seller Representations (subject to the limitations set forth in Section 4.1(c) and Section 12.4).

Section 4.5 Government Approvals Respecting Assets.

(a) Federal and State Approvals. Purchaser shall, promptly after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state or federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of Purchaser by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to the transactions contemplated in this Agreement, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Sellers’ assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets (provided that Sellers have used commercially reasonable efforts to cooperate with Purchaser, which shall expressly not require the payment of any monies other than any monies that Sellers have agreed to pay in writing). Purchaser shall provide Sellers with approved copies of the assignment documents and other state or federal transfer documents, as soon as they are available.

(b) Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 4.5(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i) Sellers shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii) Purchaser shall be responsible for, and shall indemnify and hold harmless Sellers from, all Assumed Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time;

(iii) Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing;

(iv) Sellers shall not be obligated to incur any expenses in Sellers’ capacity as nominee for the benefit of Purchaser under this Section 4.5(b), and Purchaser agrees to pay or reimburse Sellers for any such expenses promptly upon receiving notice thereof; and

(v) For purposes of Article 12, Sellers and Purchaser shall treat and deal with such affected Leases and other affected portions of the Assets as if full legal and equitable title to the same had passed from Sellers to Purchaser at Closing.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1 Assessment. From and after the Execution Date until the Environmental Claim Date, Sellers shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Records and shall reasonably coordinate and assist with Purchaser’s efforts to obtain permission from the third-party operators of the Properties for Purchaser and Purchaser’s authorized representatives to have reasonable access to the Properties, in each case, in accordance with Section 8.1, and provided that Sellers shall not be required to bear out-of-pocket costs payable to third Persons as part of such cooperation or assistance; and, subject to such limitations, so long as Sellers have reasonably cooperated and assisted in accordance with this Section 5.1, Sellers shall have no liability to Purchaser for failure to obtain any such other Person’s permission. Upon reasonable notice to Sellers, and subject to this Section 5.1 and Section 8.1 and, if required, first obtaining the prior written consent of any third party operator that is not an Affiliate of Sellers, Purchaser shall be entitled to conduct a Phase I environmental property assessment of the Assets, including any Assets operated by Sellers or their Affiliates, that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-13) and any other visual site assessment, including a limited environmental regulatory compliance review (the “Phase I Assessment” or “Phase I”, whether one or more). The Phase I Assessment and Purchaser’s other diligence activities shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 5.4. Sellers or their designee shall have the right (at Sellers’ cost) to accompany Purchaser and Purchaser’s representatives whenever they are onsite on Assets and also to collect split test samples if any are collected. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including all or any part of the Phase I Assessments or the Phase II Assessments) with respect to, any Assets or information with respect to which Sellers or their Affiliates do not have the authority to grant access or otherwise review or obtain for such due diligence; provided, however, Sellers and their Affiliates shall use commercially reasonable efforts to coordinate and reasonably assist Purchaser in obtaining permission from any other Person to allow Purchaser and Purchaser’s representatives such access. In the event that Purchaser’s Phase I Assessment identifies in good faith actual or potential “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-13 or any actual or potential Environmental Defects, then Purchaser may request Sellers to obtain the relevant operator’s consent to conduct additional Phase II environmental property assessments, including the collection and analysis of environmental samples (collectively, the “Phase II Assessment” or “Phase II,” whether one or more). The Phase II Assessment procedures and plan concerning any additional investigation shall be submitted to Sellers in a written environmental property assessment plan, and shall be reasonably based on the recognized environmental concerns identified by the Phase I Assessment. Thereafter, Sellers may, in their sole discretion, approve or deny such Phase II Assessment, in whole or in part, and Purchaser shall not have the right to conduct such Phase II Assessment unless and until such time that Sellers have approved such Phase II Assessment in writing. Notwithstanding any rejection of Purchaser’s ability to conduct a Phase I or a Phase II, in whole or in part, Purchaser may still deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 5.3. Purchaser and Sellers shall maintain, and shall cause their respective officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I, Phase II or other due diligence activity as strictly confidential until the Closing occurs, unless disclosure of any facts discovered through such Phase I, Phase II or other due diligence activity is required under any Laws. Purchaser shall provide Sellers with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I, Phase II or similar due diligence activity conducted on the Properties with respect to which Purchaser asserts an Environmental Defect pursuant to this Agreement. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I, Phase II or other due diligence activity conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Sellers fail to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation and shall provide written notice to Sellers prior to making such disclosure.

Section 5.2 NORM, Wastes and Other Substances. Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The Wells, materials, and Equipment located on, in or under the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 5.3 Environmental Defects.

(a) If, as a result of its investigation pursuant to Section 5.1 or other due diligence activities, Purchaser determines that with respect to the Assets, there exists a violation of, liability under, or a condition with respect to which Remediation is (or if reported, would be) required under an Environmental Law (in each case, an “Environmental Defect”, provided the Environmental Defects shall exclude Asbestos and Related Liabilities, except to the extent the existence or alleged existence of asbestos or NORM constitutes a violation of or noncompliance with any Environmental Laws as of the Execution Date), then on or prior to January 17, 2021 at 11:59 p.m. Central Time (the “Environmental Claim Date”), Purchaser may notify Sellers in writing of such Environmental Defect (an “Environmental Defect Notice”). EXCEPT FOR THE EXCLUDED SELLER OBLIGATIONS, FOR ALL PURPOSES OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE MEETING THE REQUIREMENTS OF THIS SECTION 5.3 RECEIVED BY SELLERS ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. Each such Environmental Defect Notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Assets, including any Leases, Units, Wells or associated Assets affected by the Environmental Defect, (iii) Purchaser’s reasonable, good faith estimate of the Lowest Cost Response to eliminate, Remediate or cure the Environmental Defect in question (the “Environmental Defect Amount”) and the calculation thereof, (iv) reasonable supporting documents regarding the alleged Environmental Defect and the Environmental Defect Amount and (v) the necessary Remedial action for the alleged Environmental Defect(s), if known by Purchaser. To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use reasonable efforts to give Sellers, at the end of every week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Purchaser during the preceding week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided that the failure to provide any such preliminary notice shall not affect Purchaser’s right to assert Environmental Defects at any time prior to or on the Environmental Claim Date. Notwithstanding the foregoing, the Environmental Defect Amount shall exclude (A) the costs, fees and expenses of Purchaser’s or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (C) overhead costs of Purchaser or its Affiliates, and (D) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect.

(b) Sellers shall have the right, but not the obligation, to cure any Environmental Defect before Closing. If (x) Sellers disagree with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount or (y) the adequacy of any cure by Sellers of any asserted Environmental Defect is in dispute (with any failure to agree on items (x) and (y) becoming, collectively, the “Disputed Environmental Matters”), Purchaser and Sellers will attempt to resolve the dispute prior to Closing. In the event the Parties cannot resolve any Disputed Environmental Matter prior to Closing then (i) the Closing Payment shall be reduced by an amount equal to the Environmental Defect Amount set forth and reasonably asserted in good faith in the Environmental Defect Notice delivered by Purchaser for such Environmental Defect, and Purchaser shall deposit such Environmental Defect Amount into the Escrow Account at Closing, and any Party may submit such dispute to an environmental consultant approved in writing by Sellers and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous three (3) years (the “Independent Expert”) (or selected by the Houston, Texas office of the American Arbitration Association in the event that Purchaser and Sellers cannot agree). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Sellers with exhibits, including interrogatories, supplemented with appearances by Purchaser and Sellers, if necessary, as the Independent Expert may deem necessary. After the Parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each Party. The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting one or the other of the offers, or by crafting a decision that represents a compromise between the two offers. The Independent Expert, however, may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Notice. Thereafter, the Independent Expert shall render his or her decision regarding the Environmental Defect and the Purchase Price for such Asset, subject to such Environmental Defect, shall be reduced as determined by the Independent Expert or as otherwise agreed to by the Parties.

(c) The Independent Expert may not award damages, interest or penalties to either Party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both Parties, without right of appeal. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case to the Independent Expert. The costs and expenses of the Independent Expert shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, including any costs incurred by the Independent Expert that are attributable to such third party consultation. For example, if Purchaser claims the Environmental Defect Amount is $1,000 greater than the amount determined by Sellers, and Sellers contest only $500 of the amount claimed by Purchaser, and if the Independent Expert ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Title Expert will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Sellers. Subject to Sellers’ right to cure, the Parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the Parties or as determined by the Independent Expert, for all uncured Environmental Defects. Within ten (10) days after the Independent Expert delivers written notice to Purchaser and Sellers of his award with respect to a Disputed Environmental Matter, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent to release the amount awarded by the Independent Expert to Purchaser or Seller, as applicable. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any uncured Environmental Defects for which the Environmental Defect Amount does not exceed One Hundred Thousand Dollars ($100,000) (the “Individual Environmental Threshold”); provided, however, that the Environmental Defect Amount for an Environmental Defect shall be deemed to exceed the Individual Environmental Threshold if a single Environmental Defect based on a singular event or condition at one Asset causes other Environmental Defects at any other Assets; and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Sellers for any Environmental Defect for which the Environmental Defect Amount exceeds the Individual Environmental Threshold unless the amount of the sum of the aggregate Environmental Defect Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), exceeds an amount equal to one and three quarters percent (1.75%) of the Purchase Price (the “Environmental Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser as provided elsewhere herein, but only to the extent that the amount by which the aggregate amount of such Environmental Defect Amounts exceeds the Environmental Defect Deductible; provided, for the avoidance of doubt, the Allocated Value of any Property excluded from the transaction in accordance with Section 5.3(d) shall not count in the determination of whether the Environmental Defect Deductible has been reached. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, in its sole discretion, to waive or withdraw any Environmental Defect asserted by Purchaser on or prior to the Closing or termination of this Agreement.

(d) Notwithstanding any other provision of this Section 5.3, in the event that the Environmental Defect Amount alleged by Purchaser in the Environmental Defect Notice with respect to a Property exceeds an amount equal to [***], such Property, at the option of either Party, shall be permanently held back from the Closing, shall be considered an Excluded Asset, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Property, less and except the amount of the spud fee, if applicable.

(e) Without limiting Purchaser’s rights with respect to Sellers’ breach of its representations and warranties in Section 6.11 or Purchaser’s indemnity rights with respect to the Excluded Seller Obligations described in clauses (i), (v) and (x) of Section 12.3, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY ENVIRONMENTAL DEFECTS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS Article 5.

Section 5.4 Inspection Indemnity. PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, OR RELATING TO, ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE,

CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PERSON, EXCEPTING ONLY LOSSES TO THE EXTENT ACTUALLY RESULTING FROM (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON OR (II) ENVIRONMENTAL CONDITIONS THAT WERE (BUT ONLY TO THE EXTENT) EXISTING PRIOR TO SUCH ACTIVITIES (EXCEPT INSOFAR AS PURCHASER’S ACCESS EXACERBATED ANY SUCH PRE-EXISTING CONDITIONS). The indemnity obligation set forth in this Section 5.4 shall survive the Closing or termination of this Agreement for a period of one (1) year.

Section 5.5 Confidentiality. Purchaser acknowledges that, pursuant to its right of access to the Records or the Assets, Purchaser or Purchaser’s representatives may become privy to confidential and other information of Sellers or their Affiliates, and Purchaser shall ensure that such confidential information (i) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (ii) shall be held confidential by Purchaser and Purchaser’s representatives in accordance with the terms of the Confidentiality Agreement. Purchaser agrees to inform Purchaser’s representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 5.5 by any of Purchaser’s representatives. If Closing should occur, the foregoing confidentiality restriction on Purchaser, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Purchaser pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Sellers or their Affiliates or to assets other than the Assets).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and, effective upon Closing, the Closing Date, as follows:

Section 6.1 Existence and Qualification. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business where the Assets it owns are located.

Section 6.2 Power. Each Seller has the power to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party, and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and each other Transaction Document and documents required hereunder to be executed and delivered by such Seller will be duly executed and delivered by such Seller) and this Agreement constitutes, and each other Transaction Document and such other documents when executed and delivered by such Seller will constitute, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 6.4 No Conflicts. Subject to compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 6.12, the execution, delivery and performance by Sellers of this Agreement and the Transaction Documents to which they are a party, and the consummation and performance of the transactions contemplated hereby and thereby, will not (i) violate any provision of the certificate of formation or incorporation, as applicable, bylaws or limited liability company agreement or any other governing document of Sellers, (ii) except as set forth in Schedule 6.4, result in any material default (with due notice or lapse of time or both) or the creation of any material lien or encumbrance on the Assets or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other financing instrument to which Sellers are a party or to which the Assets are subject, (iii) violate any judgment, order, ruling, or decree applicable to Sellers as a party in interest, or (iv) violate any Laws applicable to Sellers or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof, except any matters described in clauses (iii) or (iv) above which would not have a Material Adverse Effect.

Section 6.5 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Sellers or their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

Section 6.6 Litigation. Except as set forth on Schedule 6.6, (i) as of the Execution Date, no proceeding, arbitration, action, suit, or pending settlement before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) for which Sellers have received written notice and to which Sellers or any of their Affiliates is a party with respect to the Assets is pending or, to Sellers’ knowledge, threatened in writing against Sellers or any of their Affiliates; (ii) to Sellers’ knowledge, no Proceeding or investigation to which a Seller is not a party which relates to the Assets is pending or threatened in writing and (iii) there are no pending claims for which Sellers have received written notice to enjoin or prohibit the execution and delivery of this Agreement or the Transaction Documents to which a Seller is a party or the consummation of the transactions contemplated hereby or thereby by Sellers.

Section 6.7 Taxes and Assessments.

(a) All material Tax Returns required to be filed by Sellers with respect to any Asset Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; such Tax Returns are true, correct and complete in all material respects; and all material Asset Taxes that are or have become due have been timely paid in full.

(b) There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Tax. There are no Proceedings commenced or pending against a Seller by any Governmental Body relating to any Asset Taxes. There are no Tax liens on any of the Assets except for liens for Taxes not yet due and payable.

(c) All Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in all material respects.

(d) No claim has been made by a Governmental Body in a jurisdiction where Sellers do not file Tax Returns with respect to Asset Taxes that Sellers are subject to taxation by that jurisdiction relating to Asset Taxes.

(e) Except as set forth on Schedule 6.7 and except with respect to any Seller that is classified as a partnership for federal income tax purposes, no Asset is (i) subject to any tax partnership agreement or (ii) otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(f) No Seller (or, if any Seller entity is classified as an entity disregarded as separate from another Person, such Person) is a “foreign person” within the meaning of Section 1445 of the Code.

Section 6.8 Compliance with Laws. Except as disclosed on Schedule 6.8, to Sellers’ knowledge, the Assets are, and Sellers’ ownership is, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or with respect to the ownership, operation, development, maintenance, or use of any of the Assets.

Section 6.9 Contracts.

(a) As of the date of this Agreement, Schedule 2.2(e) lists (i) all Material Contracts entered into directly by a Seller, and (ii) to Sellers’ knowledge, any other Material Contract, in each case, related to the Assets. Sellers are in material compliance and, to Sellers’ knowledge, all counterparties are in material compliance, with all Material Contracts. Except as set forth in Schedule 2.2(e), Sellers have not received, and to Sellers’ knowledge, no third party operator has received, any notice from a third party alleging a material violation or material breach of any Material Contract by Sellers or their Affiliates. Prior to the Execution Date, Sellers have made available to Purchaser true and substantially complete copies of each Material Contract described in clause (i) or (ii) above of this Section 6.9(a) and any and all substantive amendments thereto. Except as set forth in Schedule 2.2(e), and assuming the receipt of all Transfer Requirements and the waiver of all Preference Rights (in each case) applicable to the transactions contemplated under this Agreement and set forth in Schedule 6.12, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the transactions contemplated under this Agreement by Sellers shall give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Material Contract entered into directly by a Seller, or to Sellers’ knowledge, any other Material Contract, in each case except for Permitted Encumbrances.

(b) There exist no agreements or written arrangements entered into directly by a Seller (and to Sellers’ knowledge, any other agreement or written arrangement) for the sale of Sellers’ production from the Assets (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (i) production sales contracts, operating agreements and other contracts disclosed on Schedule 2.2(e) or (ii) arrangements or agreements which are cancellable by Sellers on ninety (90) days’ notice or less without penalty or detriment.

Section 6.10 Payments for Hydrocarbon Production. Except as set forth on Schedule 6.10:

(a) Except for Suspense Funds, to Sellers’ knowledge, all lease rentals, bonuses, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, other payments due and payable by Sellers to overriding royalty interest holders and other interest owners, and other burdens on production due by Sellers under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, in all material respects, by Sellers or the operator of the Properties when due, or if not paid, are being contested in good faith; and

(b) To Sellers’ knowledge, except for Imbalances, Sellers are not obligated under any contract or agreement for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 6.11 Environmental Matters. Except as disclosed on Schedule 6.11, as of the Execution Date, (a) to Sellers’ knowledge, the operator of the Properties has obtained and maintains all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are presently necessary or required under Environmental Laws for the ownership and operation of the Assets (“Environmental Permits”), and, to Sellers’ knowledge, no Proceedings are pending or, threatened in writing that could result in any material modification, revocation, termination or suspension of any such Environmental Permit; (b) neither Sellers nor, to Sellers’ knowledge, the operator of the Properties, has received any written notice of any material violation of, material liability under, or material noncompliance with, any Environmental Laws or of any material noncompliance with the terms or conditions of any Environmental Permits; and (c) to Sellers’ knowledge, during Sellers’ ownership of the Assets, there has been no material release of Hazardous Materials on or from the Assets for which there are material investigative or remediation obligations under Environmental Laws and for which Remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws. Notwithstanding any provision to the contrary in this Agreement and subject to Purchaser’s rights and remedies in Article 5, the representations and warranties contained in Section 6.6 and this Section 6.11 are the sole and exclusive representations and warranties of Sellers pertaining or relating to matters arising under or with respect to Environmental Laws, Hazardous Materials or Environmental Liabilities.

Section 6.12 Preference Rights and Transfer Requirements. Schedule 6.12 sets forth all Preference Rights and Transfer Requirements which are applicable to the transfer of the Assets as contemplated by this Agreement.

Section 6.13 Payouts; Carried Interests.

(a) To Sellers’ knowledge, Schedule 6.13(a) contains a complete and accurate list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells or DSUs listed on Exhibit B-1 or Exhibit B-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

(b) Schedule 6.13(b) contains a complete and accurate list of each Well or DSU for which Sellers are obligated to bear any share of Property Costs in an amount greater than Sellers’ Working Interest with respect to such Well or DSU as set forth on Exhibit B-1 or Exhibit B-2, as applicable. Sellers are not obligated to bear any such disproportionate share of costs with respect to any such Well or DSU for (i) operations conducted after the applicable well is turned to first sales or (ii) equipment or facilities downstream of the sale or custody transfer meters (or other applicable point at which title to Hydrocarbons produced from such Well or DSU actually occurs).

Section 6.14 Outstanding Capital Commitments.

(a) As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Sellers reasonably anticipate will individually require expenditures by the owner of the Assets after the Effective Time in excess of One Hundred and Fifty Thousand Dollars ($150,000) (net to Sellers’ interest in the Assets) other than those shown on Schedule 6.14(a).

(b) Schedule 6.14(b) contains a complete and accurate list of all AFEs applicable to the Assets for which, as of the Execution Date, the wells applicable to such AFE have not been drilled, completed and turned to first sales, and Sellers have timely elected to participate in such operations in accordance with the Working Interests set forth on Schedule 6.14(b).

Section 6.15 Imbalances. To Sellers’ knowledge, as of the Execution Date, Sellers’ interests in the Assets are not subject to any Imbalances.

Section 6.16 Condemnation. As of the Execution Date, there is no pending or, to Sellers’ knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 6.17 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Sellers’ knowledge, being contemplated by or threatened against a Seller or its Affiliates.

Section 6.18 Leases. As of the Execution Date, Sellers have not received any written notice from any lessor (including copies of any such notices provided to a Seller by third party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and no Seller has received any written notice from any lessor under any of the Leases (including copies of any such notices provided to Sellers by third party operators) alleging any unresolved material default under any Lease. To the knowledge of Sellers, as of the Execution Date, no Seller nor any other party to any Lease is in material breach of the terms, provisions or conditions of the Leases which has not been fully and finally resolved.

Section 6.19 Non-Consent Operations. Except as set for on Schedule 6.19, as of the Execution Date, no operations are being conducted or have been conducted on the Assets with respect to which a Seller has elected to be a nonconsenting party under the applicable operating agreement and with respect to which such Seller’s rights have not yet reverted to such Seller.

Section 6.20 Suspense Funds. To Sellers’ knowledge, Schedule 6.20 lists all Suspense Funds that are held by Sellers in suspense as of the date set forth in such Schedule.

Section 6.21 Wells Status. To Sellers’ knowledge, there are no Wells located on the Lands that: (a) Sellers are currently obligated (directly or indirectly as a Working Interest owner) by Law or contract to plug and abandon or (b) during Sellers’ period of ownership of the Assets, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Assets. To Sellers’ knowledge, Exhibit B-1 lists all Wells located on the Lands and included in the Assets.

Section 6.22 Bonds and Credit Support. Except as set forth on Schedule 6.22, no bonds, letters of credit or other similar credit support instruments are maintained by Sellers or any Affiliate of Sellers with any Person with respect to Sellers’ ownership of the Assets.

Section 6.23 Operatorship. No Seller serves as operator of any of the Wells, and no Seller is the operator under any joint operating agreement described on Schedule 2.2(e).

Section 6.24 No Transfer. With respect to any Assets for which Sellers owned any depths other than the Formations during the two-year period prior to the Execution Date, except as set forth on Schedule 6.24, and subject to Permitted Encumbrances, Sellers have not intentionally transferred, sold, mortgaged, or pledged any material portion of such Assets with respect to depths other than the Formations within such two-year period prior to the Execution Date.

Section 6.25 Investor Status. Sellers are “accredited investors” as such term is defined in Rule 501(a) promulgated under the Securities Act. Sellers have such knowledge, skills and experience in business, financial and investment matters that they are capable of evaluating the merits and risks of an investment in the Warrants and Purchaser Common Stock issuable upon exercise thereof. Sellers further represent that their principal place of business is in the State of Texas, they are not acquiring the Warrants or any shares of Purchaser Common Stock as a nominee or agent or otherwise for any other person and they were not formed for the purpose of acquiring the Warrants or any shares of Purchaser Common Stock issuable upon exercise thereof.

Section 6.26 Securities Risk. Sellers understand and accept that the acquisition of the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof involves various risks and uncertainties, many of which are summarized in the Purchaser’s filings with the SEC. Sellers represent that they are able to bear any loss associated with an investment in the Warrants and Purchaser Common Stock.

Section 6.27 Independent Evaluation of Investment. With the assistance of Sellers’ own professional advisors, to the extent that any Seller has deemed appropriate, such Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof. Sellers confirm that they are not relying on any communication (written or oral) of the Purchaser or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Warrants or any shares of Purchaser Common Stock issued upon exercise thereof. It is understood that information and explanations related to the terms and condition of the securities provided in this Agreement or otherwise by the Purchaser or any of its Affiliates will not be considered investment or tax advice or a recommendation to acquire the Purchaser’s securities, and that neither the Purchaser nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in the Purchaser’s securities. Any Seller accepting the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof has made its own independent decision that an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof is suitable and appropriate for such Seller.

Section 6.28 Purchaser Information. Sellers are familiar with the business and financial condition and operations of Purchaser, as described in the Purchaser’s filings with the SEC. Sellers have had access to such information concerning Purchaser, the Warrants and the Purchaser Common Stock issuable upon exercise thereof and confirms it has been offered the opportunity to ask questions of the Purchaser and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Warrants and any shares of Purchaser Common Stock issuable upon exercise thereof.

Section 6.29 No Review. Sellers understand that no federal or state agency has passed upon the merits of an investment in the Warrants and any shares of Purchaser Common Stock issued upon exercise thereof or made any finding or determination concerning the fairness or advisability of such an investment.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers, as of the date of this Agreement and, effective as of Closing, the Closing Date, as follows:

Section 7.1 Existence and Qualification. Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 7.2 Power. Purchaser has the power to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 7.3 Authorization and Enforceability.

(a) The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party, and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including any required approval of the holders of any class of its Securities. This Agreement has been duly and validly executed and delivered by Purchaser (and all Transaction Documents and any other documents required hereunder to be executed and delivered by Purchaser will be duly executed and delivered by Purchaser) and this Agreement constitutes, and the Transaction Documents and any such other documents when executed and delivered by Purchaser will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(b) Upon issuance in accordance with the terms of this Agreement, the Warrants will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Warrants have been duly and validly authorized and are not, and will not be, (i) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (ii) subject to any liens, claims, encumbrances or restrictions other than (A) restrictions on transfer under applicable securities Laws and (B) any such liens, claims, encumbrances or restrictions arising exclusively by Sellers.

(c) The shares of Purchaser Common Stock to be issued upon exercise of the Warrants have been duly and validly authorized and reserved for issuance, when issued and delivered in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and will not be (i) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (ii) subject to any liens, claims, encumbrances or restrictions other than (A) restrictions on transfer under applicable securities Laws and (B) any such liens, claims, encumbrances or restrictions arising exclusively by Sellers. Assuming compliance with the limitations on exercise and other terms of the Warrants by Seller or any applicable subsequent holder of the Warrants, such shares of Purchaser Common Stock will be issued in compliance with applicable securities Laws and other applicable Laws.

Section 7.4 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party, and consummation and performance of the transactions contemplated hereby and thereby, including the issuance of the Warrants and the issuance of the Purchaser Common Stock upon exercise thereof, will not (i) violate any provision of the certificate of incorporation, bylaws, or any other governing document of Purchaser, (ii) breach, result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other financing instrument, license or agreement to which Purchaser is a party or to which any of its assets or properties are subject, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, other than those that have been or will be made prior to Closing.

Section 7.5 Liability for Brokers’ Fees. Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any other Transaction Document or transactions contemplated hereby or thereby.

Section 7.6 Litigation. There are no Proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser that seek to enjoin or prohibit the execution and delivery of this Agreement or the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby by Purchaser, or that are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement or the Transaction Documents.

Section 7.7 Independent Evaluation. Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers, and that it has retained and taken advice concerning the Assets and transactions contemplated by this Agreement and the other Transaction Documents from advisors and consultants which are knowledgeable about the oil and gas business, and that it is aware of the risks inherent in the oil and gas business. Purchaser represents that it has or will have access to the Assets, the officers and employees of Sellers, and the books, records and files made available by Sellers relating to the Assets, and in making the decision to enter into this Agreement and the other Transaction Documents to which it is party and consummate the transactions contemplated hereby and thereby, Purchaser has relied solely on the basis of its own independent evaluation and due diligence investigation of the Assets, and its own independent evaluation of the business, economic, legal, tax, or other consequences of these transactions including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 7.8 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.

Section 7.9 Funds Available. On the Execution Date, Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Deposit. At the Closing, Purchaser will have sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Payment to Seller.

Section 7.10 SEC Documents.

(a) Purchaser has timely filed all required reports, schedules, forms, certifications, prospectuses, and registration and other statements with the SEC since January 1, 2019 (collectively, the “SEC Documents”). As of their respective effective dates and as of their respective SEC filing dates, or the effective date or SEC filing date of any amendment thereto, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the SEC Documents. To the knowledge of Purchaser, no enforcement action has been initiated against Purchaser relating to disclosures contained or omitted from any SEC Document.

(b) The historical financial statements of Purchaser contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (a) comply in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, and (b) fairly present the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case, in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Purchaser makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE American. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 7.11 Capitalization. As of the Execution Date (except as otherwise noted):

(a) The authorized capital stock of Purchaser consists of (i) 135,000,000 shares of Purchaser Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001. As of November 15, 2021, there are 66,195,089 shares of Purchaser Common Stock, and 2,218,732 shares of 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, outstanding.

(b) Except as set forth on Schedule 7.11 or as disclosed in the SEC Documents: (i) there are (A) no subscriptions, calls, contracts, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock or other equity interests of Purchaser, or any other agreements to which Purchaser is a party or by which Purchaser is bound obligating Purchaser to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Purchaser, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Purchaser; (ii) there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any securities or equity interests of Purchaser; and (iii) Purchaser is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Purchaser Common Stock or any other equity interests of Purchaser.

(c) Except as set forth on Schedule 7.11, Purchaser does not own any capital stock or other equity interests of any Person.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1 Access. From the date of this Agreement until the Closing, Sellers shall cooperate with Purchaser and provide Purchaser and its representatives, consultants and advisors, access to the Records and Sellers’ or their Affiliates’ personnel knowledgeable about the Assets, and shall reasonably cooperate and assist with Purchaser in obtaining permission from the third party operators of the Properties for Purchaser and its representatives, consultants and advisors to have reasonable access to the other Assets, but in each case (x) only to the extent that Sellers may do so without violating any obligations to any third party or any Laws and (y) only to the extent that Sellers have authority to grant such access or so cooperate or assist without breaching any restriction legally or contractually binding on Sellers, and provided that Sellers shall not be required to bear out-of-pocket costs payable to third Persons as part of such cooperation or assistance; and, subject to such limitations, so long as Sellers and their Affiliates have reasonably cooperated and assisted in accordance with this Section 8.1, Sellers shall have no liability to Purchaser for failure to obtain any such other Person’s permission. Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Sellers or their Affiliates, and (ii) in a manner which will not unduly or unreasonably interfere with or otherwise interrupt Sellers’ or their Affiliates’ operation of its business or ownership of the Assets, including, but not limited to, the work-related obligations and responsibilities of Sellers’ or their Affiliates’ personnel. PURCHASER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNIFIED PERSONS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE CAUSED DIRECTLY OR INDIRECTLY BY THE NEGLIGENT ACTS OR OMISSIONS OF EITHER PURCHASER, PURCHASER’S RESPECTIVE AFFILIATES, OR ANY PERSON ACTING ON EITHER PURCHASER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING HEREIN SHALL IMPOSE UPON PURCHASER ANY LIABILITY WITH RESPECT TO LIABILITIES OR LOSSES THAT ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON OR THE DISCOVERY OR DETECTION OF CONDITIONS OR EVENTS THAT EXISTED OR OCCURRED PRIOR TO THE CONDUCT OF PURCHASER’S DUE DILIGENCE, EXCEPT INSOFAR AS SUCH DUE DILIGENCE EXACERBATES ANY PRE-EXISTING CONDITION. Purchaser shall comply fully with all rules, regulations, policies and instructions issued by Sellers and provided to Purchaser in writing regarding Purchaser’s actions while upon, entering or leaving any property.

Section 8.2 Government Reviews. Sellers and Purchaser shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in connection with the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 8.3 Letters-in-Lieu; Assignments.

(a) If Purchaser so requests, Sellers will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Sellers and reasonably satisfactory to Purchaser, to reflect the transactions contemplated hereby.

(b) Sellers will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Sellers.

Section 8.4 Public Announcements. Neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller or their respective Affiliates to the extent (i) necessary for a Party to perform this Agreement (including disclosures to a Governmental Body or third parties holding Preference Rights, Transfer Requirements, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates (and if so issued in compliance with this clause (ii), the non-issuing Party may make any public announcement that is consistent with the originally issued one under this clause (ii)), or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure in writing prior to its release and no objection is raised. In the case of the disclosures described under this Section 8.4, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 8.5 Operation of Business. Except (v) for the amendment, extension or modification of credit, hedge, financing, security or similar agreements that are to be released from the Properties at the Closing and which are Excluded Seller Obligations, (w) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 6.14, (x) for actions taken in connection with emergency situations or as may be required by Law, including any emergency operations that are required to prevent forfeiture of any Property (or portion thereof) with an Allocated Value, (y) as expressly required by this Agreement or (z) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned solely with respect to clauses (i), (ii), (iii), (v), (ix) and (xiv) of this Section 8.5), until the Closing, Sellers (i) will use commercially reasonable efforts to cause its ownership of the Assets and the business thereof, to be performed consistent with past practices and reasonably prudent practices, (ii) will not, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of One Hundred and Fifty Thousand Dollars ($150,000), or make any capital expenditures in respect of the Assets in excess of One Hundred and Fifty Thousand Dollars ($150,000) (provided that any Title Defect that arises by reason of Purchaser’s failure to consent to an operation covered by this clause (ii) may not be asserted in a Title Defect Notice or give rise to any remedy under this Agreement), (iii) will not terminate, materially amend, execute or extend any Material Contracts affecting the Assets (provided that any such amendments that increase the cost, or reduce the expected revenues payable, as applicable, to Purchaser as successor in interest to the Material Contracts shall be considered material, in which case Purchaser may withhold its consent to such amendment in its sole discretion), (iv) will use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (v) will maintain all material governmental permits and approvals that are presently held in any Seller’s name and affecting Sellers’ ownership of the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber, abandon or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (vii) will not enter into any settlement or agreement with respect to Asset Taxes attributable to any tax period (or portion thereof) after the Effective Time with any Governmental Body, or make or change any election or waive any statute of limitations or refund with respect to Asset Taxes attributable to any tax period (or portion thereof) after the Effective Time, (viii) except to the extent such election is made in accordance with clause (x) or unless Purchaser reasonably withholds consent pursuant to clause (ii), will not make any election (or fail to make any election, the result of which is) to go non-consent with respect to any of the Assets, (ix) will not commit to violate any of the foregoing, (x) will provide Purchaser copies of AFEs with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt by Sellers or their Affiliates, and Sellers shall consult with Purchaser in good faith as to whether to make any elections under such AFEs, provided that if the Parties are unable to agree within five (5) Business Days of Purchaser’s receipt of such AFE from Sellers, then, (A) with respect to any AFE contemplating capital expenditures by Purchaser as owner of the Assets in excess of One Hundred and Fifty Thousand Dollars ($150,000), Sellers shall elect to participate in such operation so long as the Election Criteria are satisfied as to such AFE and (B) with respect to any AFE contemplating capital expenditures by Purchaser as owner of the Assets in an amount that is less than One Hundred and Fifty Thousand Dollars ($150,000), Sellers’ election shall control, (xi) will use commercially reasonable efforts to keep Purchaser apprised of any drilling, re-drilling or completion operations proposed or conducted with respect to the Assets, (xii) will pay (or cause to be paid) any and all Asset Taxes owed by Sellers that would reasonably be expected to result in an encumbrance (other than a Permitted Encumbrance) with respect to the Assets that become due and payable on or prior to the Closing Date and (xiii) will provide Purchaser copies of any preferential right election notices (or similar notices) with respect to the Assets promptly after (but in any event within three (3) Business Days of) receipt by Sellers or their Affiliates, and will make elections with respect to such preferential right election as instructed by Purchaser. Any preferential purchase right that is successfully exercised by Sellers on behalf of Purchaser pursuant to clause (xiii) shall result in an upward adjustment to the Purchase Price by any amounts Sellers pays in connection with the exercise of such right. In the event that Purchaser elects not to acquire an interest pursuant to a preferential right election, Sellers may elect to acquire such interest for Sellers’ account, and shall be responsible for all costs and expenses associated with such interests, and such interests acquired by Sellers shall be deemed to be Excluded Assets under this Agreement. Purchaser’s approval of any action restricted by this Section 8.5 shall be considered granted within five (5) days of (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ written notice) Purchaser’s receipt of Sellers’ written notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary in writing during that period. In the event of an emergency, Sellers may take such action as a prudent owner of non-operated interests in oil and gas assets similar to the Properties would take and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Sellers do not operate any of the Assets and own only an undivided interest in the Properties and certain of the Assets, and Purchaser agrees that the acts or omissions of the operator or other working interest owners who are not affiliated with Sellers shall not constitute a violation of the provisions of this Section 8.5 nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers have voted their interest (if applicable) in a manner consistent with the provisions of this Section 8.5. Any matter approved (or deemed approved) by Purchaser pursuant to this Section 8.5 that would otherwise constitute a breach of one or more of Seller’s representations and warranties in Article 6 shall be deemed to be an exclusion from all representations and warranties for which it is reasonably relevant.

Section 8.6 Preference Rights and Transfer Requirements.

(a) Any Preference Right must be exercised subject to all terms and conditions set forth in this Agreement. The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within five (5) Business Days after the Execution Date, Sellers shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 6.12 with respect to the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall include sending all applicable Preference Right and Transfer Requirement notices by certified mail or other similar means documenting delivery of such notices, or any other means otherwise acceptable pursuant to the terms of such Preference Right or Transfer Requirement). Sellers shall use commercially reasonable efforts to obtain all applicable consents with respect to all Transfer Requirements and to obtain waivers of applicable Preference Rights; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) The consideration payable under this Agreement for any particular Asset for purposes of Preference Right notices shall be the Allocated Value for such Asset. If the holder of a Preference Right elects prior to Closing to purchase the Asset (or portion thereof) that is subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Sellers receive written notice of such election prior to the Closing, (i) such Preference Property will be eliminated from the Assets, (ii) the Purchase Price shall be reduced by the Allocated Value of the Preference Property, (iii) such Preference Property shall be deemed to be deleted from the applicable Exhibits attached hereto, (iv) such Preference Property shall constitute an Excluded Asset for all purposes hereunder, and (v) Sellers shall convey the affected Preference Property to the holder of the Preference Right on the terms and provisions set out in the applicable Preference Right provision and shall be entitled to the consideration paid by such holder; provided, however, that if the holder of the Preference Right does not ultimately consummate the purchase of the affected Preference Property in compliance with the terms of the Preference Right prior to one hundred eighty (180) days after the initial Closing has occurred (a “Failed Exercise”), then such Preference Property shall be acquired as set forth in Section 8.6(c) below.

(c) If any of the following occurs:

(i) a third party brings or threatens in writing any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right or Transfer Requirement;

(ii) an Asset is subject to a Material Transfer Requirement and such Material Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii) the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Sellers and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price shall be reduced by the Allocated Value of such Retained Asset, less and except the amount of the spud fee, if applicable, pursuant to this Section 8.6(c). Any Retained Asset so held back at the initial Closing, or any Preference Property that was subject to a Failed Exercise, will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset or Preference Property), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset (or such Preference Property) to Purchaser pursuant to this Agreement or Sellers comply with or obtain a waiver (including a deemed waiver with respect to a Failed Exercise) of or notice of election not to exercise, or otherwise satisfies, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset or Preference Property as contemplated by this Section 8.6(c) (or if multiple Assets are Retained Assets or Preference Properties, on a date mutually agreed to by the Parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset or

Preference Property subject to a Failed Exercise (as adjusted pursuant to Section 3.2 through the new Closing Date therefor); provided, however, if any such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section 8.6(c) within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then, such Retained Assets shall be subject to the terms set forth on Schedule 8.6(c). Notwithstanding the foregoing provisions of this Section 8.6, the Parties acknowledge that the Transfer Requirements described in Schedule 6.12 as “Inapplicable Transfer Requirements” shall not be subject to this Section 8.6.

Section 8.7 Tax Matters.

(a) Sellers shall timely file or cause to be timely filed all Tax Returns with respect to Asset Taxes that are required to be filed on or before the Closing Date and timely pay or cause to be timely paid the Asset Taxes due with respect thereto. Unless otherwise required by applicable Law, Sellers shall prepare such Tax Returns or cause such Tax Returns to be prepared in a manner consistent with past practice. Purchaser shall timely file or cause to be timely filed all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date for any Tax period that ends before or includes the Effective Time (each, a “Pre-Effective Time Tax Return”) and timely pay or cause to be timely paid the Asset Taxes due with respect thereto. Such Pre-Effective Time Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law. If requested by Purchaser, Sellers will assist Purchaser with preparation of all ad valorem and property Tax Returns required to be filed after Closing (including any extensions requested) for periods ending on or before the Closing Date. With respect to any Pre-Effective Time Tax Return, Purchaser shall provide a copy of such Tax Return to Sellers at least fifteen (15) days prior to filing for Sellers’ comment and approval, which shall not be unreasonably conditioned, withheld or delayed and Purchaser shall incorporate the reasonable comments of Sellers prior to filing. The Parties agree that (i) this Section 8.7(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body, and (ii) nothing in this Section 8.7(a) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 8.7(a), which shall be borne by such breaching Party).

(b) Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes related to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date for a period of seven (7) years, and to abide by all record retention agreements entered into with any Governmental Body.

(c) Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Sections 2.4(b)(iii), (iv) and (vi), and Purchaser shall be entitled to any and all refunds of Asset Taxes allocated to Purchaser pursuant to Sections 2.4(b)(iii), (iv) and (vi). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 8.7(c), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.

Section 8.8 Further Assurances. After the Closing, Sellers and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Sellers (including their successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein or inadvertently omitted from this Agreement or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.

Section 8.9 Exclusivity.

(a) Until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms, Sellers shall not, and shall cause their Affiliates and each of its and their respective representatives, agents, consultants and advisors not to, directly or indirectly, (i) encourage, solicit, facilitate, have or enter into any discussions, or negotiate any agreements or other instruments (whether or not binding) regarding the sale of any of the Assets with any Person (other than Purchaser and its representatives, consultants and advisors), (ii) furnish or provide any information, diligence materials or diligence follow-up responses for the purposes of evaluating a sale transaction relating to the Assets to any Person (other than Purchaser and its representatives, consultants and advisors) or (iii) grant new or allow continued access to any online or physical data room to any Person that would be a potential acquirer of the assets (other than Purchaser and its representatives, consultants and advisors). Sellers shall, and shall cause their Affiliates and each of its and their respective representatives, consultants and advisors to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Purchaser and its representatives, consultants and advisors) with respect to the sale of any of the Assets. Each Seller represents and warrants that it has closed access to any data rooms related to the sale of the Assets (whether online or otherwise) to all Persons (other than Purchaser and its representatives, consultants and advisors).

(b) In the event that Sellers receive an offer or expression of interest from any Person (other than Purchaser and its representatives, consultants and advisors) regarding the sale of any of the Assets, Sellers shall inform such interested party that it has entered into exclusivity arrangements with another party that would be violated if Sellers, directly or indirectly, engages in discussions with, or provides information to, such interested party.

(c) Sellers acknowledge and agree that the rights and remedies for noncompliance with this Section 8.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 8.10 Suspense Funds. The Parties acknowledge and agree that rather than transferring the Suspense Funds held in Sellers’ accounts to Purchaser at Closing, the amount due from Purchaser to Sellers at Closing has been reduced by the amount of the Suspense Funds. Purchaser will be responsible for proper distribution of any Suspense Funds scheduled on Schedule 6.20, and hereby agrees to indemnify, defend, and hold harmless the Seller Indemnified Persons from and against any and all Losses arising out of or relating to Purchaser’s retention or distribution of such funds, but only to the extent of the amount of the adjustment provided at Closing.

Section 8.11 Financial Information.

(a) Sellers acknowledge that Purchaser or its Affiliates may be required to include financial information relating to the Assets of Sellers, including, financial statements, reserve information or statements of revenues and direct operating expenses (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, and to the extent required to be presented in any pro forma financial statements of Purchaser that include pro forma adjustments with respect to Sellers or the Assets, the “Requisite Financial Statement Information”) to comply with Purchaser’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic reports or proxy statements under the Exchange Act, conducting one or more offerings of securities registered under the Securities Act or pursuant to Rule 144A of the Securities Act or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Purchaser or its Affiliates, including in connection with the Financings. At Purchaser’s request, from and after the date of this Agreement and for up to fifteen (15) months after Closing, Sellers shall, at Purchaser’s sole cost and expense, provide Purchaser (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Sellers and use reasonable efforts to, at Purchaser’s sole cost and expense, provide reasonable access during normal business hours to Sellers’ accounting firm and reserve engineers, in each case, as Purchaser (or its applicable Affiliate or assignee) may reasonably request to enable Purchaser (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to create and audit the Requisite Financial Statement Information. Notwithstanding anything to the contrary in this Agreement, the access to be provided to Purchaser shall not interfere with Sellers’ or any of their Affiliates’ ability to prepare their own financial statements or Sellers’ regular conduct of business and shall be made available during Sellers’ normal business hours. Such cooperation shall not require any Seller to take any action that such Seller reasonably believes could result in a violation of applicable Law, any agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.

(b) Sellers agree to provide their written consent and to use their reasonable efforts to cause their auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Purchaser or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by Purchaser, Sellers shall use their reasonable efforts to, at Purchaser’s sole cost and expense, provide Purchaser and Purchaser’s independent accountants with reasonable access to (i) audit work papers of Sellers’ independent accountants to the extent related to the Requisite Financial Statement Information and (ii) management representation letters delivered by or on behalf of any Seller, as applicable, to such Seller’s independent accountants.

(c) All of the information provided by or made available by any Seller or any of their Affiliates or representatives pursuant to this Section 8.11 or Section 8.12 below is given without any representation or warranty, express or implied, and no Seller or any of their Affiliates or representatives shall have any liability or responsibility with respect thereto. Purchaser shall reasonably promptly upon request reimburse Sellers for all reasonable costs and expenses incurred by any Seller or their Affiliates or representatives in complying with this Section 8.11 or Section 8.12.

Section 8.12 Financing Cooperation.

(a) Sellers agree to, and shall use their commercially reasonable efforts to cause their Affiliates and their respective officers, directors, employees, agents and representatives to, on a timely basis, provide such assistance as is reasonably requested by Purchaser in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Purchaser to the extent deemed necessary or advisable by Purchaser to fund any portion of the Purchase Price (“Financings”), including, without limitation:

(i) providing reasonable assistance in (and providing information for) the preparation of materials for offering prospectuses, private placement memoranda, bank information memoranda, offering memoranda, marketing materials, rating agency presentations and similar documents in each case to the extent required in connection with the Financings (including reasonable assistance identifying any material, non-public information with respect to Sellers or the Assets contained therein for purposes of applicable securities laws);

(ii) providing reasonable assistance to Purchaser in connection with the preparation of (A) any financial statements and pro forma financial and reserves information to be included in any marketing materials to be used in the Financings and (B) any relevant section of any offering documents to the extent necessary in connection with any offering documents in respect of the Financing;

(iii) so long as requested by Purchaser at least ten (10) Business Days prior to the Closing Date, providing at least three (3) days prior to the Closing Date all documentation and other information which any investor, lender or other financial institution providing or arranging the Financings has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT);

(iv) providing reasonable and customary assistance to Purchaser and any prospective investors or lenders involved in the Financings (each a “Financing Source”) to conduct due diligence with respect to the Assets (and provide all relevant information or documentation reasonably requested in connection with such due diligence promptly thereafter);

(v) providing reasonable assistance in the review of disclosure schedules related to the Financings for completeness and accuracy;

(vi) obtaining reasonable and customary assistance and cooperation from the independent accountants and independent petroleum engineers of the Seller in connection with the Financings, and providing customary reserve engineers’ and accountants’ comfort reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor in connection with the information reasonably requested by Purchaser;

(vii) facilitating the granting of a security interest (and perfection thereof) in collateral required by the Financings effective as of and contingent upon Closing; provided, that no security interest shall be effective until Closing;

(viii) assisting with the preparation of and executing and delivering any pledge and security documents and other definitive financing documents on terms reasonably satisfactory to Purchaser to the extent necessary in connection with the Financings, or other requested certificates or documents as may be reasonably requested by Purchaser, in each case effective as of and contingent upon Closing;

(ix) providing customary available title documents, information (including title opinions, reserve reports, loss operating statements and drilling and title opinions) and customary financial statements prepared in accordance with GAAP; and

(x) participating in and preparing for a reasonable number of due diligence sessions, drafting sessions, meetings, presentations, sessions with rating agencies or other customary syndication activities, including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and representatives (including, for the avoidance of doubt, accountants) of Sellers, on the one hand, and the Financing Sources, on the other hand.

(b) Notwithstanding anything to the contrary contained in this Section 8.12, nothing in this Section 8.12 shall require any such cooperation to the extent that it would (A) require Sellers or their Affiliates or any of their respective representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Sellers or their Affiliates or any of their respective representatives to provide any information that is not reasonably available to Sellers or such representative, (C) require Sellers or their Affiliates or any of their respective representatives to take any action that may be expected to conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer, director or other representative of any such Person incurring any personal liability with respect to any matters relating to the Financings, (D) provide access to or disclose information that could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Sellers or any of their Affiliates, or (E) require the delivery by Sellers or any of their Affiliates of any legal opinions or (F) require any action by Sellers or any of their Affiliates or representatives after the Closing. Purchaser shall, promptly upon request by Sellers, reimburse Sellers and their Affiliates and each of their respective representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 8.12 (including attorney’s fees); and shall indemnify and hold harmless Sellers and their Affiliates and each of their respective representatives from and against any and all liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to Section 8.11 or this Section 8.12 and any information utilized in connection therewith (other than to the extent such liabilities arise from the fraud, willful misconduct or gross negligence of Sellers or their Affiliates or any of their respective representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction).

(c) Purchaser acknowledges and agrees that Closing is not conditioned on Purchaser or any of its Affiliates obtaining any financing.

Section 8.13 Amendment to Schedules. At any point prior to the date that is one Business Day prior to Closing, Sellers shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 6 with respect to any matters occurring subsequent to the Execution Date. However, all such supplements shall be disregarded for all purposes, including determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 9.2(a) has been satisfied; provided, however, if Sellers have supplemented its Schedules pursuant to this Section 8.13, and, based upon the matters relating to such supplements, Purchaser’s obligation to close the transaction pursuant to Section 9.2(a) has not been satisfied but Purchaser nevertheless elects to close the transactions contemplated hereunder, Purchaser will be deemed to have waived only the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which gave rise to Purchaser’s right to not close the transactions contemplated by this Agreement including any right to indemnification related to such matters.

Section 8.14 Notification of Breaches. Between the Execution Date and the Closing Date:

(a) Purchaser shall notify Sellers promptly after Purchaser obtains actual knowledge that any representation or warranty of Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Sellers shall notify Purchaser promptly after Sellers obtain actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Purchaser’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured without any liability, loss, cost or expense to the other Party by the Closing (or, if the Closing does not occur, by the scheduled Closing Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 8.15 Sellers Representative. Each entity constituting Sellers hereby appoints Veritas Permian to serve as its representative and agent (“Sellers Representative”) for all purposes in connection this Agreement including without limitation (i) the waiver and amendment of the rights and duties of Sellers under this Agreement; (ii) the giving and receiving of notices and requests; (iii) the making of adjustments to the Purchase Price, including reductions in the Purchase Price and the resolution of any dispute regarding such adjustments; (iv) entering into any escrow agreement provided for in this Agreement and giving instructions to the escrow agent thereunder; (v) the allocating, and distributing of the Deposit, the Purchase Price, adjustments to the Purchase Price and any other payments due Sellers, among the entities constituting Sellers; (vi) the handling (including the election of any applicable Seller’s remedies), negotiation, and resolution of any Title Defects, Environmental Defect, or accounting matters, including any proceedings before the Title Expert, the Independent Expert or the Agreed Accounting Firm; and (vii) doing and receiving all things provided for concerning “Sellers” in this Agreement and making all elections of Sellers under this Agreement. Veritas Permian agrees to act as the Sellers Representative on behalf of all the Parties to this Agreement constituting Sellers. Purchaser shall be entitled and obligated to act in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by Sellers Representative on behalf of Sellers as fully and effectively as though each had done, performed, made or executed the same.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Conditions of Seller to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Sellers:

(a) Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b) Performance. Purchaser shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c) Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Sellers duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 10.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 10.3;

(d) Proceedings. No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted by any Governmental Body and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby or seeks to recover substantial damages from Sellers or any Affiliate of Sellers resulting therefrom; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 8.6; and

(e) Price Adjustment Limitations. The aggregate (i) finally determined downward adjustment (if any) of the Purchase Price at Closing which results from the procedures set forth in Section 8.6 (other than with respect to downward adjustments associated with any excluded Preference Properties in accordance with Section 8.6) and Articles 4 and 5 of this Agreement, (ii) Disputed Title Matters and Disputed Environmental Matters, (iii) value of all Title Defects that Sellers have elected to cure pursuant to Section 4.2(d)(i) and (iv) Casualty Losses does not exceed thirty percent (30%)of the unadjusted Purchase Price (as determined by utilizing the value of the Warrants on the Execution Date).

Section 9.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Purchaser:

(a) Representations. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(b) Performance. Sellers shall have performed and observed in all material respects all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;

(c) Deliveries. Sellers shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Sellers under Section 10.2;

(d) Proceedings. No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted by any Governmental Body and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby or seeks to recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 8.6; and

(e) Price Adjustment Limitations. The aggregate (i) finally determined downward adjustment (if any) of the Purchase Price at Closing which results from the procedures set forth in Section 8.6 and Articles 4 and 5 of this Agreement, (ii) Disputed Title Matters and Disputed Environmental Matters, (iii) value of all Title Defects that Sellers have elected to cure pursuant to Section 4.2(d)(i) and (iv) Casualty Losses does not exceed thirty percent (30%) of the unadjusted Purchase Price (as determined by utilizing the value of the Warrants on the Execution Date).

ARTICLE 10

CLOSING

Section 10.1 Time and Place of Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 11, and subject to the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Sections 4.2 and 8.6 relating to delayed Closings, the Closing shall take place at 10:00 a.m., local time, on January 27, 2022, remotely by the exchange of signature pages via FedEx overnight delivery on the Closing Date, (provided, that, if the Parties elect to hold an in-person closing, such Closing shall occur at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, TX 77002, unless another date, time or place (including by means of remote communication) is mutually agreed to in writing by Purchaser and Sellers). If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 9 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 10.1(a), then the Closing shall occur on a date that is the third (3rd) Business Day after the satisfaction or waiver of all such conditions.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 10.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a) the Conveyances, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices and reflecting a conveyance of the Assets owned by Sellers to Purchaser, duly executed by Sellers;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Sellers;

(c) a certificate duly executed by an authorized corporate officer of Sellers, dated as of Closing, certifying on behalf of Sellers that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(d) (i) releases of any and all liens burdening the Assets that secure indebtedness for borrowed money by Sellers or any of their Affiliates, and (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such liens;

(e) a certificate that each Seller (or, if a Seller is classified as an entity disregarded as separate from another Person, that such Person) is not a foreign person within the meaning of the Code that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2) or a properly completed and executed IRS Form W-9 of Seller;

(f) counterparts to the Registration Rights Agreement; and

(g) such other agreements, instruments and documents which Purchaser may reasonably request to effectuate the Closing of the transactions contemplated hereby.

Section 10.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers, or perform or caused to be performed, the following:

(a) wire transfers in immediately available funds to the Persons, accounts and in such amounts as designated by Sellers, in an aggregate amount equal to the Closing Payment;

(b) if applicable, wire transfers in immediately available funds to the Escrow Account for all amounts payable under Article 4 or Article 5;

(c) the Conveyances, duly executed by Purchaser;

(d) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(e) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(f) the Warrants, duly executed by Purchaser and the warrant agent;

(g) counterparts to the Registration Rights Agreement; and

(h) such other agreements, instruments and documents which Sellers may reasonably request to effectuate the Closing of the transactions contemplated hereby.

Section 10.4 Closing Adjustments.

(a) Not later than five (5) Business Days after the Title Claim Date, Sellers shall prepare in good faith and deliver to Purchaser, using actual numbers when available (supported by revenue checks and joint interest billing statements) through the date such statement is prepared, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 3.2. The estimate delivered in accordance with this Section 10.4(a), less the Deposit, the amount of Suspense Funds and (if applicable) any amounts payable by Purchaser to the Escrow Account pursuant to Article 4, shall constitute the dollar amounts to be paid by Purchaser to Sellers at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Sellers. The preliminary settlement statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the preliminary settlement statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft preliminary settlement statement delivered by Sellers to Purchaser pursuant to this Section 10.4(a).

(b) Without limiting the Parties’ obligations set forth in Section 12.1, as soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Price”). Sellers shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item (together with appropriate detail, including revenue checks and joint interest billing statements). Sellers shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each Party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement. Sellers and Purchaser shall undertake to agree on the final statement of the Final Price no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”). In the event that Sellers and Purchaser cannot reach agreement by the Final Settlement Date, either Party may refer the remaining matters in dispute to a nationally or regionally recognized independent accounting firm as may be mutually accepted by Purchaser and Sellers, for review and final determination (the “Agreed Accounting Firm”). Each Party shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such Party may desire to submit. Within fifteen (15) Business Days after receiving the Parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing Sellers’ position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing statements exchanged between the Parties, as described earlier in this subsection) based on the materials described above. The Agreed Accounting Firm may not award damages or penalties to either Party. Any decision rendered by the Agreed Accounting Firm pursuant hereto shall, without limiting Section 2.4(b)(v), be final, conclusive and binding on Sellers and Purchaser and will be enforceable against any of the Parties in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, including any costs incurred by the Agreed Accounting Firm that are attributable to such third party consultation. For example, if Purchaser claims an adjustment is $1,000 greater than the amount determined by Sellers, and Sellers contest only $500 of the amount claimed by Purchaser, and if the Agreed Accounting Firm ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Agreed Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Sellers. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case. Within ten (10) Business Days after the date on which the Parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Sellers the amount by which the Final Price (less the amount of the Deposit, and (if applicable) any amounts payable by Purchaser to the Escrow Account at Closing pursuant to Article 4), exceeds the Closing Payment or (y) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Price (less the amount of the Deposit, and (if applicable) any amounts payable by Purchaser to the Escrow Account at Closing pursuant to Article 4), as applicable.

(c) All payments made or to be made hereunder to Sellers shall be by electronic transfer of immediately available funds to the account of Sellers as set forth on Schedule 10.4(c), for the credit of Sellers or to such other bank and account as may be specified by Sellers in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.

ARTICLE 11

TERMINATION

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Sellers and Purchaser;

(b) by Sellers or by Purchaser, if:

(i) the Closing shall not have occurred on or before February 26, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to either Party if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes any condition with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 9.1(a), 9.1(b), 9.1(c), 9.2(a), 9.2(b), or 9.2(c) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 9.1 (in the case of a failure by Sellers) or Section 9.2 (in the case of a failure by Purchaser) have been satisfied or waived; or

(ii) there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c) by Sellers, if any of the conditions set forth in Section 9.1 (other than Section 9.1(d) or 9.1(e)) have not been satisfied by the scheduled Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and such condition remains unsatisfied for a period of ten (10) days after written notice thereof from Sellers to Purchaser; provided that any cure period shall not extend beyond the Termination Date;

(d) by Purchaser, if any of the conditions set forth in Section 9.2 (other than Section 9.2(d) or 9.2(e)) have not been satisfied by the scheduled Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and such condition remains unsatisfied for a period of ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date; or

(e) by Sellers, by written notice to Purchaser delivered on or after the date which is two (2) Business Days following the date the Escrow Agent provides written notice to the Parties that the Escrow Account is ready to be funded, if Purchaser has not deposited the Deposit into the Escrow Account within one (1) Business Day following the date the Escrow Agent provides written notice to the Parties that the Escrow Account is ready to be funded (in accordance with the terms of Section 3.1(b)).

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect and the Parties shall have no liability or obligation hereunder (except for the provisions of Section 5.4, Section 6.5, Section 7.5, Section 8.1, Section 8.4, this Article 11, and Article 13, all disclaimers herein and any definitions necessary to the interpretation of the foregoing, all of which shall continue in full force and effect). If Sellers terminate this Agreement pursuant to Section 11.1(b)(i) or Section 11.1(c) (and at such time all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied at Closing, all of which Sellers stand ready, willing and able to satisfy)) then Sellers shall be entitled to promptly receive from the Escrow Agent the Deposit as Sellers’ sole and exclusive remedy and for the sole account and use of Sellers as liquidated damages hereunder. Sellers and Purchaser acknowledge and agree that (x) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers and (z) such liquidated damages do not constitute a penalty. If Purchaser terminates this Agreement (or for purposes of pursing specific performance pursuant to clause (A) of this sentence, is entitled to terminate this Agreement) pursuant to Section 11.1(b)(i) or Section 11.1(d) (and at such time all conditions precedent to the obligations of Sellers set forth in Section 9.1 have been satisfied or waived in writing by Sellers (except for those conditions that by their nature are to be satisfied at Closing, all of which Purchaser stands ready, willing and able to satisfy)), then Purchaser shall be entitled to, as its sole remedy elect to either (A) exercise any rights to specific performance of this Agreement to which Purchaser may be entitled at law or in equity or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser and seek to recover Purchaser’s actual direct damages up to an aggregate amount not to exceed the Deposit; provided, however, that in the case of a termination by Purchaser pursuant to Section 11.1(b)(i), Purchaser shall only be entitled to elect the remedy contemplated by clause (A) if such termination occurs as a result of a breach of this Agreement by Sellers which breach has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date. Except as set forth above, in the event that this Agreement is terminated for any other reason, Purchaser shall be entitled to promptly receive from the Escrow Agent the entirety of the Deposit for the account of

Purchaser. Notwithstanding anything to the contrary in this Article 11, in the event that Purchaser seeks and prevails in a claim for specific performance in accordance with this Section 11.2, it shall also be entitled to recover its reasonable, documented attorneys’ fees incurred in bringing its claim for specific performance and enforcing a judgment in connection therewith. The Parties hereto agree that specific performance is a remedy expressly negotiated by the Parties and Sellers agree to support the application of, and not challenge, the enforceability of specific performance as a remedy as further described in this Section 11.2 and Purchaser shall not be required to post a bond in order to seek specific performance. Except as set forth in this Section 11.2 (including Purchaser’s specific performance remedies contemplated hereby), once this Agreement is terminated, neither Party shall have the right of specific performance with respect to the Closing of the transactions contemplated by this Agreement and Sellers and their Affiliates shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of any of the Assets to any Person without any restriction under this Agreement.

ARTICLE 12

POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 12.1 Receipts. Except as otherwise provided in this Agreement, subject to Section 12.3(a)(viii), any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets, which are not reflected in the adjustments to the Purchase Price as of the Closing (or after Closing pursuant to Section 10.4) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto), and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 2.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Sellers, Sellers shall fully disclose, account for and remit the same to Purchaser pursuant to this Section 12.1, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto), and all other income, proceeds, receipts and credits earned with respect to the Assets to which Sellers are entitled under Section 2.4 shall be the sole property and entitlement of Sellers and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Sellers pursuant to this Section 12.1. Notwithstanding anything to the contrary in this Agreement, from and after the Cut-Off Date, Purchaser shall be entitled to any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets, regardless of whether such amounts are incurred or attributable to the period before, on or after the Effective Time.

Section 12.2 Expenses. Except as otherwise provided in this Agreement, subject to Section 12.3(a)(viii), any Property Costs which are not reflected in the adjustments to the Purchase Price pursuant to Section 3.2 as of the Closing (or after Closing pursuant to Section 10.4) shall be treated as follows: (a) all Property Costs for which Sellers are responsible under Section 2.4 shall be the sole obligation of Sellers and Sellers shall promptly pay, or if paid by Purchaser, reimburse Purchaser for (pursuant to Section 12.1) and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 2.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Sellers, reimburse Sellers for (pursuant to Section 12.1) and hold Sellers harmless from and against same. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Sellers are wholly responsible as to the applicable Assets (provided, however, that Purchaser shall have the right to participate in such audit) and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible as to the applicable Assets; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Sellers are liable or adjustments to which Sellers would be entitled without the prior written consent of Sellers, such consent not to be unreasonably withheld or delayed. Purchaser shall provide Sellers with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Sellers are partially responsible. Notwithstanding anything to the contrary in this Agreement, from and after the Cut-Off Date, Purchaser shall be responsible for all Property Costs attributable to the Assets, regardless of whether such amounts are incurred or attributable to the period before, on or after the Effective Time.

Section 12.3 Assumed Obligations. Subject to the indemnification by Sellers under Section 12.5 and Purchaser’s rights and remedies under Article 4 and Article 5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all Losses, obligations and liabilities, known or unknown, attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including the following: (a) obligations to pay all Suspense Funds, (b) the proper distribution of all Suspense Funds to the parties lawfully entitled to them, (c) Plugging and Abandonment Liabilities, Environmental Defects and Environmental Liabilities arising out of the Assets, whether arising prior to, on or after the Effective Time (except, in each case, to the extent constituting an Excluded Seller Obligation), (d) subject to Sellers’ compliance with Section 8.5, continuing obligations and liabilities, if any, imposed on the lessee of any Lease or under any Contracts, Surface Contracts or other agreements pursuant to which Seller or its Affiliates purchased or acquired Assets prior to the Closing and (e) subject to the terms of Article 4, Section 6.18, the special warranty of Defensible Title in the Conveyance, all Losses and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Time (all of said obligations and liabilities described above, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that the Assumed Obligations shall not include, and Purchaser shall have no obligation to assume (except as otherwise specified below), and Sellers hereby retain any obligations or liabilities related to (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Sellers, its Affiliates or a third party operator in connection with the ownership or operation of the Assets and that were taken from the Assets to any location that is not an Asset;

(ii) personal injury (including death) claims attributable to Sellers’ or their Affiliates’ ownership of the Assets prior to Closing;

(iii) other than the Suspense Funds, related to failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production (in each case) with respect to the Assets that are due by Sellers or any of their Affiliates (or any third-party payor remitting amounts on behalf of Sellers or their Affiliates) and attributable to Sellers’ ownership of the Assets prior to the Effective Time, but in each case only to the extent Sellers received the benefit of the revenues and proceeds subject to such payments and burdens;

(iv) Seller Taxes;

(v) any penalties or fines imposed by any Governmental Body and related to Sellers’ ownership of the Assets to the extent related to pre-Closing violations of Law (including Environmental Laws) committed by Sellers or Sellers’ Affiliates (and not, for the avoidance of doubt, solely the operator or other third Persons);

(vi) Sellers’ gross negligence or willful misconduct (but excluding any gross negligence or willful misconduct of any third party operator) in connection with any Asset prior to Closing;

(vii) attributable to or arise out of the Excluded Assets;

(viii) until the Cut-Off Date, the continuing responsibility of Sellers under Section 2.4(b) or Section 12.2;

(ix) the litigation matters set forth on (or that should have been set forth on) Schedule 6.6; or

(x) any employee-related claims of Sellers or their Affiliates arising during or attributable to any period of time prior to Closing.

Section 12.4 Survival and Limitations; Exclusive Remedy.

(a) The representations and warranties contained in Articles 6 and 7 (other than the Fundamental Representations and the representations and warranties contained in Section 6.7) shall terminate twelve (12) months after Closing. The representations and warranties contained in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 6.17, Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.8, and Section 7.11 (collectively, the “Fundamental Representations”) shall survive indefinitely and the representations and warranties contained in Section 6.7 shall survive until thirty (30) days after the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Sellers and Purchaser to be performed on or prior to the Closing shall each survive the Closing and terminate on the date that is twelve (12) months after the Closing Date. Subject to the following sentence, the covenants and agreements of Sellers and Purchaser to be performed after Closing shall survive the Closing Date and delivery and recordation of the Conveyances hereunder until such covenants and agreements have been fully performed (except with respect to the covenants in Section 2.4(b), Section 12.1 and Section 12.2, which shall terminate on the Cut-Off Date), and if any such covenants or agreements shall be breached, until the applicable statute of limitation period in respect of such breach has elapsed. Sellers’ obligation to indemnify Purchaser Indemnified Persons with respect to (i) the matters set forth in clauses (i) and (ii) of the definition of “Excluded Seller Obligations” shall terminate eighteen (18) months following the Closing Date, (ii) the matters set forth in clauses (iii), (v), and (vi) of the definition of “Excluded Seller Obligations” shall terminate twenty-four (24) months following the Closing Date and, from and after the expiration of the applicable statute of limitations with respect to Losses associated with such matters, such matters shall become Assumed Obligations, (iii) the matters set forth in clauses (viii) and (ix) shall terminate on the Cut-Off Date, (iv) clause (iv) shall survive until thirty (30) days after the expiration of the applicable statute of limitations period and (v) all matters other than clauses (i), (ii), (iii), (iv), (v), (vi), (viii) and (ix) set forth in the definition of “Excluded Seller Obligations” shall survive indefinitely.

(b) No Party hereto shall have any indemnification obligation pursuant to this Article 12 or otherwise in respect of any representation, warranty, covenant (other than the exclusivity covenants set forth in Section 8.9) or agreement unless it shall have received from the Party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 12.4(a). If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 12.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim, and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c) Sellers shall not have any liability for any indemnification under Section 12.5(a)(i) (other than liabilities with respect to (x) breaches of any Fundamental Representations, (y) the breach of any of the representations and warranties contained in Section 6.7, or (z) a failure of the certificate delivered at Closing by Sellers (to the extent related to the Fundamental Representations or the representations and warranties set forth in Section 6.7) to be true and correct) (i) unless the amount of the liability for an individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser exceeds One Hundred Thousand Dollars ($100,000) (“Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of the liabilities for all claims for which Claim Notices are delivered by Purchaser exceeds one and one-half percent (1.5%) of the unadjusted Purchase Price, and then only to the extent of such excess (the “Aggregate Indemnity Deductible”). For the avoidance of doubt, claims for which Claim Notices are delivered by Purchaser which do not meet the Individual Indemnity Threshold shall not be included in reaching the Aggregate Indemnity Deductible.

(d) Except as expressly provided elsewhere in this Agreement, Sellers shall not be required to indemnify Purchaser, or otherwise be liable for breaching any representations, warranties, or covenants under this Agreement (unless such breach(es) are caused by Fraud), for aggregate damages in excess of (i) with respect to the Fundamental Representations, the representations set forth in Section 6.7 and indemnification by Sellers pursuant to Section 12.5(a)(ii) and Section 12.5(a)(iii), one hundred percent (100%) of the unadjusted Purchase Price, and (ii) with respect to all other representations and warranties contained in Article 6 and not included within clause (i), fifteen percent (15%) of the unadjusted Purchase Price. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit or restrict the right of the Purchaser Indemnified Persons to recover any amounts in connection with any claim or action based upon Fraud. Purchaser shall not be entitled to claim indemnification for Losses under Section 12.5 to the extent such Losses arise from a liability, loss, cost, expense for which Purchaser receives an adjustment to the Purchase Price under Section 3.2.

(e) The sole and exclusive remedy of Purchaser with respect to the Assets shall be pursuant to the express provisions of this Agreement and any agreement delivered between the Parties pursuant to this Agreement. Without limitation of the foregoing, if the Closing occurs, except for Fraud and the Parties’ rights pursuant to Section 13.18, the sole and exclusive remedy of Purchaser for any and all (i) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (ii) other claims pursuant to or in connection with this Agreement and (iii) other claims relating to the Assets or the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Article 12, or any rights or remedies set forth in Article 4 and Article 5 of, this Agreement and any other agreement delivered between the Parties pursuant to this Agreement, and through the special warranty of Defensible Title in the Conveyance, and if no such right of indemnification or other right or remedy is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies described above in this Section 12.4(e), each of Purchaser and Sellers, as applicable, waives, releases, remises and forever discharges, and shall cause each of the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, to waive, release, remise and forever discharge, each of the Seller Indemnified Persons or the Purchaser Indemnified Persons, as applicable, from any and all damages, suits, legal or administrative proceedings, claims, demands, Losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any of the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, might now or subsequently may have, based on, relating to or arising out of any of the claims described in clause (i), (ii) or (iii) of this Section 12.4(e), INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY OF THE PURCHASER INDEMNIFIED PERSONS OR SELLER INDEMNIFIED PERSONS, AS APPLICABLE, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY SELLER INDEMNIFIED PERSONS OR PURCHASER INDEMNIFIED PERSONS, AS APPLICABLE, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

(f) For federal income tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Law.

(g) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the Losses for which Sellers are obligated to indemnify Purchaser under Section 12.5 (but not for determining whether a breach has occurred) shall be calculated by excluding and without giving effect to any qualifiers as to materiality, material adverse effect or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement). For the avoidance of doubt, this Section 12.4(g) shall not be deemed to disregard any dollar amounts or monetary thresholds set forth in any representation or warranty in Article 6 (and, for the avoidance of doubt, in no event shall “Material Contract” be read to mean “Contract”).

(h) The amount of any Losses for which an Indemnified Party is entitled to indemnity under Article 12 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Agreement.

(i) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same state of facts giving rise to such liability either constituting a breach of more than one representation, warranty, covenant, or agreement herein or covered by an obligation of indemnity hereunder. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Purchaser and Sellers hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is respectively liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

Section 12.5 Indemnification by Sellers.

(a) Subject to the terms, conditions, and limitations of this Article 12, from and after the Closing, Sellers shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the permitted successors and assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(i) any breach of any representation or warranty of Sellers contained in this Agreement or in any certificate furnished by or on behalf of Sellers in connection with this Agreement;

(ii) any breach or nonfulfillment of or failure to perform any covenant or agreement of Sellers contained in this Agreement; and

(iii) the Excluded Seller Obligations.

Section 12.6 Indemnification by Purchaser. Excepting matters to the extent for which Purchaser would be entitled to indemnification under Section 12.5, from and after the Closing, subject to the terms and conditions of this Article 12, Article 4 and Article 5, Purchaser shall indemnify, defend and hold harmless Sellers, their Affiliates, and its and their directors, officers, members, managers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Sellers’ permitted successors and assigns of this Agreement and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement; and

(c) the Assumed Obligations.

Section 12.7 Indemnification Proceedings.

(a) In the event that any claim or demand for which Sellers or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 12.5 or to a Seller Indemnified Person under Section 12.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 12, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 12.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(b) The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost and expense of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest, but the Indemnified Party shall have no obligation to make any cross-claims or counter claims. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, if the Indemnified Party’s counsel shall have reasonably opined that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall pay the reasonable fees of counsel to the Indemnified Party (who shall not be the same as the opining counsel), it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.

(c) If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives a Claim Notice with respect thereto to the Indemnifying Party pursuant to this Article 12 or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 12.8 Indemnity Escrow. At the Closing, the Deposit (together with any interest accrued thereon, the “Indemnity Escrow Amount”) shall remain in the Escrow Account managed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. On the date that is six (6) months after the Closing Date, Purchaser and Sellers shall deliver joint written instruction to the Escrow Agent to release an amount equal to fifty percent (50%) of (x) the Indemnity Escrow Amount, minus (y) the aggregate amount of all outstanding claims for indemnification that (i) have been asserted in good faith by a Purchaser Indemnified Person in accordance with this Article 12, and (ii) have not been satisfied in full from funds from the Escrow Account, minus (z) the Allocated Value of the AFE Wells for which the operator of the applicable AFE Well has not commenced operations to drill, complete and equip such AFE Well and for which Purchaser has not otherwise received an AFE Failure Well Payment from Sellers. If, on the date that is twelve (12) months after the Closing Date, (a) there are no unresolved and no unpaid claims under this Article 12 made in good faith by any Purchaser Indemnified Person, and Purchaser has not delivered a notice pursuant to Section 3.4(a) for which an AFE Failure Well Payment has not been received, or (b) if there are unresolved or unpaid claims under this Article 12 made in good faith by any Purchaser Indemnified Person but Purchaser’s good-faith estimate of the amount for such claims plus the sum of any outstanding AFE Failure Well Payments which have not been paid to Purchaser, is less than the remaining balance of the Escrow Account, Purchaser and Sellers shall deliver joint written instruction to the Escrow Agent to release (i) in the case of clause (a), all of the remaining funds associated with the Indemnity Escrow Amount to Sellers or (ii) in the case of clause (b), the portion of the Indemnity Escrow Amount to Sellers that is in excess of Purchaser’s good-faith estimate of the amount for such claims plus the sum of any outstanding AFE Failure Well Payments which have not been paid to Purchaser and payments owed by Sellers to Purchaser pursuant to Section 3.4(b), in each case, in accordance with the Escrow Agreement and Purchaser and Sellers shall deliver joint written instructions to the Escrow Agent to release any portion of the Indemnity Escrow Amount retained due to clause (b)(ii) to Purchaser (to the extent such claims are resolved in favor of, or are owed to, Purchaser) or to Sellers (to the extent such claims are resolved in favor of Sellers).

Section 12.9 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(c), OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, FOR FRAUD, OR THE REPRESENTATIONS AND WARRANTIES OF SELLERS MADE IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED,

AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(c), FOR FRAUD, OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (III) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (IV) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS OR THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS (INCLUDING WHETHER SUCH PRODUCTION HAS BEEN CONTINUOUS), (VI) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR ANY THIRD PARTIES, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (VIII) MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT INCLUDING THIS Article 12, Article 4 AND Article 5, PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

Section 12.10 Recording. As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties where the Properties are located. The Conveyances in the form attached as Exhibit C are intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Assets or specific portions of the Assets that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Sellers to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit C. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be signed by electronic delivery of an image or .pdf file reflecting execution hereof and, if so signed: (i) may be relied on by each Party as if the document were a manually signed original and (ii) will be binding on each Party for all purposes.

Section 13.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier service, by electronic mail (following affirmative confirmation of receipt, which includes automated confirmation of receipt), or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Veritas Permian Resources, LLC

6500 White Settlement Road

Westworth Village, TX 76114

Attn:      Mark Schumacher

Email:    mschumacher@veritasenergyllc.com

With copies to (which

shall not constitute

Notice to Seller):

Carnelian Energy Capital Management, L.P.

2229 San Felipe St., Suite 1450

Houston, TX 77019

Attn:                Kevin Goodman

Matt Savage

Email:    kevin@carnelianec.com

    matts@carnelianec.com

Old Ironsides Energy, LLC

500 Totten Pond Road, Suite 630

Waltham, MA 02451

Attn:        Paul Kaboub

Email:      pkaboub@oldironsidesenergy.com

Willkie Farr & Gallagher LLP

600 Travis Street

Houston, TX 77002

Attn:        Steven Torello; Michael De Voe Piazza

Email:      storrello@willkie.com; mpiazza@willkie.com

If to Purchaser:

Northern Oil and Gas, Inc.

Email: adirlam@northernoil.com

With copies to (which

shall not constitute

Notice to Purchaser):

Northern Oil and Gas, Inc.

Attn: General Counsel

Email: eromslo@northernoil.com

Kirkland & Ellis LLP

609 Main Street—Suite 4500

Houston, Texas 77002

Attn: David M. Castro, Jr., P.C.

          Rahul D. Vashi, P.C.

Email: david.castro@kirkland.com

            rahul.vashi@kirkland.com

Each Party may change its address for notice by delivering notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3 Sales or Use Tax; Recording Fees and Similar Taxes and Fees. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Purchaser shall be borne by Purchaser. Purchaser and Sellers shall each bear one half of any sales, use, excise, real property transfer, registration, documentary, stamp, transfer, or similar Taxes incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement (collectively “Transfer Taxes”). Sellers will determine, and Purchaser will cooperate with Sellers in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay its allocable share of any such Transfer Tax to Sellers or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Sellers such certificate or evidence.

Section 13.4 Expenses. Except as otherwise expressly provided in Section 13.3 or elsewhere in this Agreement, (a) all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, the other Transaction Documents, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets after Closing shall be borne solely and entirely by Purchaser.

Section 13.5 Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of Laws otherwise applicable to such determinations; provided, however, that any matter related to real property shall be governed by the Laws of the State in which such real property is located. Subject to Section 4.2(j), Section 5.3(b) and Section 10.4(b), each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Texas, in Harris County or the federal courts located in Harris County, Texas. The Parties agree that, after a dispute is before a court as specified in this Section 13.5 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action is brought in an inconvenient forum or that the venue of the action is improper. Each Party agrees that a final judgment in any action described in this Section 13.5 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Laws. THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

Section 13.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.7 Waivers. Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.8 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 13.9 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, and the Transaction Documents, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.10 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by the Parties hereto. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 13.11 No Third-Party Beneficiaries; No Vicarious Liability.

(a) Nothing in this Agreement shall entitle any Person other than Purchaser or Sellers to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Person or a Purchaser Indemnified Person must be made and administered by a Party to this Agreement).

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against Purchaser and Sellers and each of their respective successors and permitted assigns. All disputes, controversies, claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, may be made only against Purchaser and Sellers and each of their respective successors and permitted assigns, and then only with respect to the specific obligations set forth herein or therein with respect to such Party. No past, present or future officer, director, member, partner, manager, equity holder, incorporator, employee, agent, attorney, representative, Affiliate or Financing Source of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto and including, without limitation, the foregoing persons’ respective past, present or future officers, directors, members, partners, managers, equity holders, incorporators, employees, agents, attorneys, representatives, Affiliates (other than any of the Parties to this Agreement) or Financing Sources) (each, a “Non-Recourse Person”), in such capacity, will have any liability or obligation with respect to this Agreement or with respect to any damage, suit, legal or administrative proceeding, claim, demand, Loss, cost, obligation, liability, interest, charge, or cause of action (whether in contract, tort or otherwise) whatsoever, in law or in equity, known or unknown, that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.11.

Section 13.12 References. In this Agreement: (a) references to any gender include a reference to all other genders; (b) references to the singular include the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) “include” and “including” mean without limitation; (g) “or” means and includes “and/or”; and (h) capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified or defined in the definitions section hereof.

Section 13.13 Construction. Sellers and Purchaser have had substantial input into the drafting and preparation of this Agreement and have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 13.14 Conspicuousness. The Parties agree that provisions in this Agreement in “bold” or “ALL CAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 13.15 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 13.16 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (other than the Title ClaimDate and the Environmental Claim Date) is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.17 Limitation on Damages. Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential, special, incidental or indirect damages in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby or thereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other Party for its own such damages in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby; provided, however, in no event does any Party waive any punitive, consequential, special, incidental or indirect damages suffered by any third party for which responsibility is allocated between the Parties.

Section 13.18 Specific Performance. The Parties agree that if (x) any of the provisions of this Agreement which are to be performed from and after the Closing are not performed in accordance with their specific terms or (y) prior to Closing, Sellers are entitled to terminate this Agreement pursuant to Section 11.1(e), irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties (or Sellers, with respect to clause (y)) shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.18.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto as of the date first above written.

SELLERS:

VERITAS TM RESOURCES, LLC

By:	/s/ Mark Schumacher
Name: Mark Schumacher
Title: President and Chief Operating Officer

VERITAS PERMIAN RESOURCES, LLC

By:	/s/ Mark Schumacher
Name: Mark Schumacher
Title: President and Chief Operating Officer

VERITAS LONE STAR RESOURCES, LLC

By:	/s/ Mark Schumacher
Name: Mark Schumacher
Title: President and Chief Operating Officer

VERITAS MOC RESOURCES, LLC

By:	/s/ Mark Schumacher
Name: Mark Schumacher
Title: President and Chief Operating Officer

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

PURCHASER:

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas O’Grady
Name: Nicholas O’Grady
Title: Chief Executive Officer

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT